Exhibit 10.1

TRIPLE NET SPACE LEASE

(MULTI-TENANT)

between

MT SPE, LLC,

a Delaware limited liability company,

as

LANDLORD

and

FINANCIAL ENGINES, INC.,

a Delaware corporation,

as

TENANT

for

PREMISES

At

Moffett Towers

1050 Enterprise Way

SUNNYVALE, CALIFORNIA

-i-

-ii-

-iii-

-iv-

This Triple Net Space Lease (the “Lease”), dated as of the date first written in the Summary of Basic Lease Information set forth in Article I below (the “Summary”), is made by and between MT SPE, LLC, a Delaware limited liability company (“Landlord”) and FINANCIAL ENGINES, INC., a Delaware corporation (“Tenant”).

ARTICLE I

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
Date:	October 18, 2011

Premises (Article II).

Premises:	An agreed upon 80,995 rentable square feet of space consisting of the entire Third and the entire Fourth Floors of the Building, as further set forth in Exhibit A, but subject to the terms of Section 2.04 below.

Building:	That certain eight (8) story building commonly known as Building C located at 1050 Enterprise Way in Sunnyvale, California 94089, which consists of an agreed upon 317,166 rentable square feet, as depicted in Exhibit A.

Lot 1:	Those three (3) certain buildings, including the Building, commonly known as Buildings A, B and C located at 1000-1050 Enterprise Way Sunnyvale, California 94089, which consist of an agreed upon total of 951,498 rentable square feet, together with the land on which the same are situated, and related appurtenances, as depicted in Exhibit A.

Project:	The Project currently consists of six (6) buildings commonly known as Buildings A, B and C on Lot 1 and Buildings E, F and G on Lot 3, located at 1000-1160 Enterprise Way, Sunnyvale, California, which currently consist of approximately 1,628,096 total rentable square feet, together with the land on which the same are situated, and related appurtenances, including an Athletic Facility, commonly known as Building H located at 1080

Enterprise Way Sunnyvale, CA. The Project is commonly referred to as “Moffett Towers,” as depicted in Exhibit A. As and when construction thereof is completed, the Project will also consist of a seventh (7th) building known as Building D on Lot 3 and Tenant’s Share will be adjusted pursuant to the terms of Section 4.05(c) hereof.

Parking Spaces (Section 2.03):	Three and one-third (3.33) non-exclusive parking spaces per one thousand (1,000) square feet of gross measured area (pursuant to City of Sunnyvale project approval) within the Premises (e.g., 246 parking spaces. Parking spaces shall be a combination of surface and structured parking.

Lease Term (Article III).

Commencement Date:	The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises (it being understood that Tenant’s construction of the Tenant Improvements and its installation of fixtures, equipment and other “fit-up” work will not constitute Tenant’s conduct of business), or (ii) June 1, 2012.

Expiration Date:	The last day of the ninety-sixth (96th) full calendar month after the Commencement Date.

Option(s) to Extend:	Tenant is given one (1) option to extend the Lease Term (the “Option to Extend”) for a period of sixty (60) months (the “Extended Term”) immediately following the date on which the initial Lease Term would otherwise expire.
Base Rent (Section 4.01):

	Annual Installment	Monthly Installment	Monthly Base Rent per Square Foot
Lease Months	of Base Rent	of Base Rent	of Rentable Area
1-12*	$445,472.50	$222,736.25	$2.75
13-24	$2,750,590.20	$229,215.85	$2.83
25-36	$2,833,107.96	$236,092.33	$2.91

37-48	$2,918,101.20	$243,175.10	$3.00
49-60	$3,005,644.20	$250,470.35	$3.09
61-72	$3,095,813.52	$257,984.46	$3.19
73-84	$3,188,687.88	$265,723.99	$3.28
85-96	$3,284,348.52	$273,659.71	$3.38

[* Base Rent for the Lease Months 1-10 shall be abated pursuant to the terms of Section 4.02.]

Tenant’s Share (Section 4.05), subject to potential adjustment	Tenant’s Project Share: 4.97%
pursuant to the terms of Section 4.05(c)	Tenant’s Lot 1 Share: 8.51%

Tenant’s Building Share: 25.54%
Permitted Use (Article V):	General office, administrative and all other related legal uses only

Broker (Section 17.23):	Landlord’s Broker: Cornish & Carey Commercial

Tenant’s Broker: Cornish & Carey Commercial

Tenant’s Representative (Section 5.1 of Exhibit C):	James Reynolds

Landlord’s Representative (Section 5.2 of Exhibit C):	Janette Sammartino

ARTICLE II

PREMISES

Section 2.01	Demise of Premises

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for the Lease Term, at the rental, and upon all of the terms and conditions set forth herein, the “Premises” described in the Summary (“Premises”), which Premises comprise a portion of that certain building described in the Summary (the “Building”) which is one of six (6) current, (but seven (7) planned) free standing, office and research and development Project Buildings (“Project Buildings”) on real property situated in the City of Sunnyvale, County of Santa Clara, State of California and commonly known as Moffett Towers. The Premises are more particularly described and depicted herein in Exhibit “A.” Landlord reserves the right, subject to and without limiting Landlord’s obligations under Article XIV, to access and use the restrooms and janitor, telephone and electrical closets (as well as the space above any dropped ceilings) for cabling, wiring, pipes and other Building system elements. The rentable square footage of the Premises, Building and other Project Buildings (the “Rentable Area”) has been determined and certified by Landlord’s architect by a method described as “dripline,” whereby the measurement encompasses the outermost perimeter of the constructed building, including every projection thereof and all area beneath each such projection, whether or not enclosed, with no deduction for any inward deviation of structure and with the measurement being made floor by floor, but beginning from the top of the building. The Premises, Lot 1 or the Project Buildings and appurtenances thereto that are described herein, including Common Area (defined below), and all other improvements situated within the commercial campus known as Moffett Towers together with the land on which such appurtenances and improvements are located are together designated as Lot 1 or the Project (“Project”) for the purposes of this Lease.

Section 2.02	Common Area

During the Lease Term, Tenant shall have the non-exclusive right to access and use those portions of the Common Area that are provided, from time to time, for use in common by Landlord, Tenant and/or other tenants of the Building or Lot 1. In addition, during the Lease Term, Tenant and Tenant’s employees shall have the nonexclusive right, in common with others, to use the Amenities Parcel (as defined below) and the roadways currently known as 11th Avenue and Enterprise Way, which provide access to the Amenities Parcel. Landlord reserves the right, in its sole discretion, to modify the Common Area (including, without limitation, increasing or changing the size thereof, adding additions to or removing Lot 1 or the Project’s structures, facilities or other improvements that are situated in the Common Areas, or changing the use, configuration and elements of such Common Area structures, facilities or improvements), to designate certain areas for the exclusive use of Landlord and/or certain tenants of Lot 1 or the Project, and to close or restrict access to certain portions of the Common Area from time to time for repair, maintenance or construction or to prevent a dedication thereof; provided that (i) Tenant nevertheless shall at all times have reasonable access to the Premises and to parking areas serving the Building, and (ii) any such modifications shall not unreasonably interfere with or restrict Tenant’s access to or possession, parking for or use of the Premises. Landlord further reserves the right to establish, repeal and amend from time to time rules and regulations for the use of the Common Area and to grant easements or other rights to use the Common Area to others; provided that no amendment to the rules and regulations shall unreasonably interfere with or restrict Tenant’s access to or possession, parking for, or use of the Premises or unreasonably or materially increase Tenant’s Share of Operating Expenses; and provided further that, to the extent of any conflict between an express provision of this Lease (other than the attached Rules and Regulations) and such Common Area rules and regulations, this Lease shall control. The “Common Area” shall consist of (i) the Project Common Area, which includes all portions of the Project other than the Project Buildings, including landscaping, sidewalks, walkways, driveways, curbs, parking lots (including striping), roadways within the Project, exterior sprinkler systems, lighting, surface water drainage systems, an athletic facility to be available for use by Tenant’s employees (the “Athletic Facility”), and related landscaping to be available for use by Tenant’s employees (collectively with the Athletic Facility, the “Amenities Parcel”), together with 11th Avenue and Enterprise Way, which provide access thereto, as well as additional or different facilities within the Project as Landlord may from time to time designate or install or make available for the use by Tenant in common with others, (ii) Lot 1 Common Area which includes all landscaping, sidewalks, walkways, driveways, curbs, parking lots (including striping), roadways within Lot 1, exterior sprinkler systems, lighting, surface water drainage systems, as well as additional or different facilities within Lot 1 as Landlord may from time to time designate or install or make available for the use by Tenant in common with others, and (iii) Building Common Area which includes all lobbies (other than the lobbies on the Third and Fourth Floors of the Building, to the extent fully leased to Tenant), mechanical areas, stairwells, elevators and elevator shafts, pipe, cabling and wiring shafts, together with their enclosing walls, plus, to the extent not leased to an occupant, all entrances, elevator and other common corridors and hallways, restrooms, janitor closets, telephone closets, electric closets and other public or common areas located in the Building.

Section 2.03	Parking

Landlord shall provide Tenant with the number of parking spaces set forth in the Summary. The parties acknowledge that the parking spaces shall not be designated for Tenant’s use but shall instead be available to Tenant and Tenant’s customers on an unreserved, non-designated non-exclusive first come-first serve basis. The parking spaces shall include a mixture of surface and structured parking as determined by Landlord, in its sole but reasonable discretion. Landlord shall have no liability for the use of any such parking spaces by anyone (besides Landlord) other than Tenant, Tenant’s Parties or Tenant’s visitors. In the event Landlord elects or is required by any law to limit or control parking at the Building or the Project, whether by validation of parking tickets or any other method of assessment, Tenant, at its cost (if such parking control program is required by law, but otherwise at no expense to Tenant), agrees to participate in such validation or assessment program under such reasonable and non-discriminatory rules and regulations as are from time to time established by Landlord. Notwithstanding the anything to the contrary contained in this Lease, Tenant’s use of the parking spaces shall be on a rent-free basis. Except as otherwise expressly provided herein, all costs and expenses associated with parking areas serving the Project shall be included in Operating Expenses.

Section 2.04	Construction

(a) Tenant Improvement Allowance

Landlord shall provide to Tenant a Tenant Improvement Allowance of Sixty-Five and 00/100 Dollars ($65.00) per square foot of Rentable Area in the Premises (i.e., Five Million Two Hundred Sixty-Four Thousand Six Hundred Seventy-Five and 00/100 Dollars ($5,264,675.00) to be used for the Tenant Improvements as set forth in the Work Letter attached hereto as Exhibit C (the “Work Letter”). The Tenant Improvement Allowance shall be reduced by an amount equal to Tenant’s Building Share (based on the ratio of the Rentable Area of the entire Premises (i.e., 80,995 square feet of Rentable Area) to the Rentable Area of the Building) of the costs associated with the purchase and installation of the 2000 KW Generator, enclosure and related fuel tank and transfer switch (collectively, the “Generator”) serving the Premises, it being understood that Tenant’s Share of such costs shall in no event exceed $400,714.00.

ARTICLE III

TERM

Section 3.01	Lease Term

The initial term of this Lease (the “Lease Term”) shall commence on the Commencement Date set forth in the Summary (the “Commencement Date”), and shall expire, unless sooner terminated as provided for herein, on the Expiration Date set forth in the Summary (the “Expiration Date”). At any time following the Commencement Date, Landlord may deliver to Tenant a Memorandum of Commencement of Lease Term substantially in the form attached hereto as Exhibit B as a confirmation of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) business days after receipt thereof.

Section 3.02	Option to Extend

(a) Exercise

The Option to Extend set forth in the Summary may be exercised by Tenant, if at all, only by delivery of irrevocable written notice (the “Option Notice”) to Landlord given not more than twelve (12) months nor less than nine (9) months prior to the end of the initial Lease Term; provided, however, if, as of the date of delivery of the Option Notice or any day thereafter on or before the last day of the initial Lease Term, Tenant (i) is in monetary or material non-monetary default under this Lease (beyond the expiration of any applicable notice and cure period provided under this Lease), (ii) has assigned this Lease to anyone other than an Affiliate (as defined in Section 11.02 below), (iii) has sublet more than fifty percent (50%) of the Premises to anyone other than an Affiliate, or (iv) is not then occupying the Premises, then, at the sole option of Landlord, the Option Notice shall be totally ineffective, and this Lease shall expire on the last day of the initial Lease Term, if not sooner terminated. Furthermore, it is understood and agreed that the Option to Extend contemplated in this Section 3.02 is personal to the originally named Tenant and any Affiliate (as hereinafter defined) and is otherwise not transferable.

(b) Extended Term Rent

In the event Tenant exercises the Option to Extend set forth herein, all the terms and conditions of this Lease shall continue to apply during the Extended Term, except that the Base Rent payable by Tenant during the Extended Term shall be equal to the greater of: (i) the Base Rent due hereunder with respect to the last month of the initial Lease Term; and (ii) one hundred percent (100%) of Fair Market Rent (as defined below), as determined pursuant to Section 3.02(c) below. “Fair Market Rent” shall mean the effective rental rate, determined on a per rentable square foot basis, then being charged (including periodic adjustments thereto as applicable during the period of the Extended Term, to the extent such adjustments are determined to be part of the Fair Market Rent) in transactions entered into within the twelve (12) month period immediately preceding the Negotiation Period (as defined in Subsection (c) below), for comparable space in similar buildings in the vicinity of the Project (i.e., buildings of a similar age and quality considering any recent renovations or modernization), with similar floor plate size and with similar amenities, or, if such comparable space is not available, then making adjustments in the determination of Fair Market Rent to reflect the age, quality, layout and amenities of the Premises and the Building, as contrasted to spaces in other buildings used for comparison purposes, in all instances taking into consideration: size; location; floor level; leasehold improvements or allowances provided or to be provided; lease term; extent of services to be provided; the time that the particular rate under consideration became or is to become effective; responsibility for operating expenses and any other relevant terms or conditions applicable to both new and renewing tenants.

(c) Determination of Fair Market Rent

(i) Negotiation. If Tenant timely and properly exercises the Option to Extend, then, within the first thirty (30) days following the date of Tenant’s delivery of the Option Notice (the “Negotiation Period”), the parties shall meet in good faith to negotiate the Base Rent for the Premises during the Extended Term. If, during the Negotiation Period, the parties agree on the Base Rent for the Premises during the Extended Term, then such agreed amount shall be the Base Rent payable by Tenant during the Extended Term.

(ii) Arbitration. In the event that the parties are unable to agree on the Base Rent for the Premises within the Negotiation Period, then within ten (10) days after the expiration of the Negotiation Period, each party shall separately designate to the other in writing and engage an appraiser to make this determination. Each appraiser designated shall be a member of the Appraisal Institute and shall have at least ten (10) years’ experience in appraising commercial real property in Santa Clara County. The failure of either party to appoint an appraiser within the time allowed shall be deemed equivalent to appointing the appraiser appointed by the other party, who shall then determine the Fair Market Rent for the Premises for the Extended Term. Within five (5) business days of their appointment, the two designated appraisers shall jointly designate a third similarly qualified appraiser. Within thirty (30) days after their appointment, each of the two appraisers appointed by the parties shall submit to the third appraiser a sealed envelope containing such appointed appraiser’s good faith determination of the Fair Market Rent for the Premises for the Extended Term; concurrently with such delivery, each such appraiser shall deliver a copy of his or her determination to the other appraiser. The third appraiser shall, within ten (10) days following receipt of such submissions, then determine which of the two appraisers’ determinations most closely reflects Fair Market Rent. The determination selected by the third appraiser shall be deemed to be the Fair Market Rent for the Premises during the Extended Term; the third appraiser shall have no rights to adjust, amend or otherwise alter the determinations made by the appraisers selected by the parties, but must select one or the other of such appraisers’ submissions. The determination by such third appraiser shall be final and binding upon the parties. Said third appraiser shall, upon selecting the determination which most closely resembles Fair Market Rent, concurrently notify both parties hereto in writing. Each party shall be solely responsible to pay the fees and costs of the appraiser that it appointed and the parties shall share the fees and costs of the third appraiser equally. If the Extended Term begins prior to the determination of Fair Market Rent, Tenant shall pay monthly installments of Base Rent equal to one hundred three percent (103%) of the monthly installment of Base Rent in effect for the last year of the initial Lease Term. Once a determination is made, any over payment or under payment of Base Rent by Tenant shall be reimbursed as a credit against, or paid by adding to, the monthly installment of Base Rent next falling due.

ARTICLE IV

RENT; TRIPLE NET LEASE

Section 4.01	Base Rent

Subject to the terms of Section 4.02 below, commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord, without prior notice or demand, base rent (“Base Rent”) as set forth in the Summary, which shall be payable in monthly installments, in advance, on or before the first day of each calendar month of the Lease Term. In the event that any month in the Lease Term begins on a day other than the first (1st) day of a month, the Base Rent and Additional Rent for such month shall be multiplied by a fraction, the numerator of which shall be the number of days in such month during the Lease Term and the denominator of which shall be number of days in such calendar month (e.g., if the Lease Term commences September 13, the fraction for such month shall be 18/30). Notwithstanding the foregoing, Tenant shall pay to Landlord Base Rent for the first month of the Lease Term in which Base Rent is due (i.e., the eleventh (11th) month of the Lease Term), together with Landlord’s estimate of Additional Rent due hereunder for the first month of the Lease Term, on the Commencement Date.

Section 4.02	Abatement of Base Rent

Notwithstanding anything to the contrary contained in this Lease, Landlord hereby waives Tenant’s obligation to pay Base Rent (but not Operating Expenses, Insurance Expenses or Real Property Taxes) for the first ten (10) months of the initial Lease Term (the “Abatement Period”); provided, however, if at any time during the Lease Term Tenant is in default under the terms of this Lease (beyond any applicable notice and cure periods provided for herein), and as a result, this Lease and Tenant’s right to possession of the Premises is terminated, then all unamortized abated Base Rent (i.e. based upon the amortization of the abated Base Rent during the Abatement Period in equal monthly amounts, without interest, during the period commencing on the Commencement Date and ending on the original Expiration Date) during the Abatement Period shall immediately become due and payable, in addition to all other remedies in connection therewith.

Section 4.03	Triple Net Lease

This Lease is what is commonly called a “Triple Net Lease,” it being understood that, except where and the extent that Base Rent is waived by Landlord pursuant to the terms of Section 4.02 of this Lease, Landlord shall receive the Base Rent set forth in Section 4.01, in addition to, Tenant’s Share of Operating Expenses, Insurance Expenses, Real Estate Taxes and other amounts due pursuant to the terms of this Lease. Tenant shall pay all Rent in lawful money of the United States of America to Landlord at the notice address stated herein or to such other persons or at such other places as Landlord may designate in writing on or before the due date specified for same without prior demand, set-off or deduction of any nature whatsoever, except as otherwise expressly provided herein. It is the intention of the parties hereto that this Lease shall not be terminable for any reason by Tenant and that Tenant shall in no event be entitled to any abatement of or reduction in Rent payable under this Lease, except as herein expressly provided in Section 4.02 and Articles VIII and XIII hereof concerning destruction and condemnation. Any present or future law to the contrary shall not alter this agreement of the parties.

Section 4.04	Additional Rent

In addition to the Base Rent reserved by Section 4.01, commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay (i) in respect of the Premises, (a) Tenant’s Premises Share of Operating Expenses; (b) Tenant’s Premises Share of Insurance Expenses; (c) Tenant’s Premises Share of Real Estate Taxes; and (d) a management fee (the “Management Fee”), payable on a monthly basis, in advance, at the same time and in the same manner applicable to monthly installments of Base Rent, in an amount equal to three percent (3%) of the then applicable monthly installment of Base Rent (for the purposes of this Section 4.04, the Base Rent for each of the first ten (10) months of the Lease Term shall be deemed to be Two Hundred Twenty-Two Thousand Seven Hundred Thirty-Six and 25/100 Dollars ($222,736.25), notwithstanding any abatement of Base Rent during the Abatement Period pursuant to Section 4.02 above); and (ii) in respect of the Project Common Area, (a) Tenant’s Project Share of Operating Expenses, (b) Tenant’s Project Share of Insurance Expenses and (c) Tenant’s Project Share of Real Property Taxes. All of the foregoing payments of Operating Expenses, Insurance Expenses and Real Property Taxes together with any and all other amounts (other than Base Rent), whether or not contemplated, payable by Tenant pursuant to the terms of this Lease are referred to herein, collectively, as “Additional Rent, “ and Base Rent and Additional Rent are referred to herein, collectively, as “Rent. “

Section 4.05	Operating Expenses; Insurance Expenses; Real Estate Taxes

(a) Definitions

“Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature (other than Insurance Expenses and Real Estate Taxes) which Landlord pays or accrues (whether obligated to do so or undertaken at Landlord’s discretion) during any calendar year during the Lease Term because of or in connection with the ownership, operation, management, maintenance, security, repair, replacement and restoration of (1) the Project Common Area, (2) Lot 1 Common Area, (3) the Amenities Parcel, and (4) the Building, or any

portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:

(i) With respect to the Project, any and all costs and expenses charged to Landlord as owner of Lot 1 (or any portion thereof) pursuant to any covenants, conditions and restriction or similar governing document recorded against the property of which the Premises is a part, including, but not limited to, costs and expenses of operating, cleaning, lighting, maintaining, repairing and replacing all Project Common Area improvements and elements (including, without limitation, light poles and fixtures, storm and sanitary sewers, parking lots, driveways and roads);

(ii) With respect to Lot 1, any and all costs and expenses charged to Landlord as owner of Lot 1 (or any portion thereof) pursuant to any covenants, conditions and restriction or similar governing document recorded against the property of which the Premises is a part, including, but not limited to, costs and expenses of operating, cleaning, lighting, maintaining, repairing and replacing all Lot 1 Common Area improvements and elements (including, without limitation, light poles and fixtures, storm and sanitary sewers, parking lots, driveways and roads);

(iii) With respect to the Amenities Parcel, any and all costs and expenses charged to Landlord as owner of Lot 1 (or any portion thereof) pursuant to any covenants, conditions and restriction or similar governing document recorded against the property of which the Premises is a part, including, but not limited to, costs and expenses of operating, cleaning, lighting, maintaining, repairing and replacing all improvements and elements (including, without limitation, elevators, stairways, floors, exterior and interior walls, roof, roof membrane and all other elements of the Athletic Facility; a use privilege fee consisting of: (x) Base Rent, as adjusted, times Tenant’s Share of the agreed 48,207 square foot Athletic Facility, and (y) costs and expenses arising from the operation of same (net of any fees paid by individual users); and

(iv) With respect to the Building (or any portion thereof), or the Project Common Areas, Amenities Parcel or Lot 1 Common Areas to the extent such costs are incurred by Landlord and not otherwise included pursuant to items (i) through (iii) above, costs and expenses of cleaning, lighting, maintaining, repairing and replacing all improvements and elements (including, without limitation, light poles and fixtures, storm and sanitary sewers, parking lots, driveways and roads); costs of snow removal; costs of parking lot striping; costs of removal of trash, rubbish, garbage and other refuse; costs of painting of exterior and interior walls; costs of removal of graffiti; costs of landscaping; costs of providing security systems and personnel to the extent Landlord determines in its sole discretion to do so; fire protection and fire hydrant charges (including fire protection system signaling devices now or hereafter required, and the costs of maintaining of same); water and sewer charges; utility charges; license and permit fees necessary to operate and maintain the Building, the Amenities Parcel, and the Lot 1 Common Areas or the Project Common Areas; costs of supplies, tools and materials used in the operation and maintenance of the Building, the Amenities Parcel, and the Lot 1 Common Areas or the Project Common Areas (or the reasonable depreciation of the cost); the cost of equipment used in the operation and maintenance of the Building, or the Common Areas of Lot 1, the Amenities Parcel or the Project (which shall be expensed or capitalized and amortized, respectively, by Landlord in its good faith discretion using accounting principles commonly utilized in the commercial real estate industry that are uniformly and consistently applied to all tenants of the Project) and rent paid for leasing any such equipment; reasonable cost of on-site or off-site space for the storage of any and all items used in conjunction with the operation, management, maintenance and repair of the Project, Building, Lot 1 or Amenities Parcel (including, without limitation, tools, machinery, records, decorations, tables, benches, supplies and meters); the cost of making all improvements which are intended to reduce Operating Expenses or to increase public safety, or which may be then required by governmental authority, laws, statutes, ordinances and/or regulations; the cost of all licenses, certificates, permits and inspections; the cost of contesting any governmental enactments which may affect Operating Expenses; costs incurred to comply with any transportation demand management program, any present or anticipated conservation program or any other governmental program; payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, Lot 1 or the Project; costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Real Estate Taxes hereunder; total compensation and benefits (including premiums for workers’ compensation and other insurance, except to the extent such premiums are included in Insurance Expenses) paid to or on behalf of Landlord’s employees, agents, consultants and contractors, including, without limitation, full or part time on-site management or maintenance personnel.

In determining the amount of Operating Expenses for any year, if less than 95% of the Rentable Area of the Building or the Project is occupied by tenants at any time during any such year, the portion of Operating Expenses that vary based on occupancy shall be determined for such year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% throughout the year.

“Insurance Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues (whether obliged to do so or undertaken at Landlord’s discretion) during any calendar year during the Lease Term because of or with respect to insurance carried by Landlord in connection with the Building or the Project, including, without limitation, all insurance described in Sections 7.01 and 7.03 below.

(1) “Real Estate Taxes” “ shall mean, except as otherwise set forth in Section 9.01 of this Lease, real property taxes, including, without limitation, any escaped or supplemental tax and any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license, fee, charge, excise or imposition imposed, assessed or levied on or with respect to the Premises or the Project or any part thereof, or any legal or equitable interest of Landlord therein, by any Federal, State, County, City or other political subdivision or public authority having the direct or indirect power to tax, including, without limitation, any improvement district or any community facilities district, as well as any government or private cost sharing agreement assessments made for the purpose of augmenting or improving the quality of services and amenities normally provided by government agencies and any tax, fee, charge, imposition or excise described in subsection 9.01(b) below. Notwithstanding anything to the contrary contained herein, “Real Property Taxes” shall not include: (i) any net income taxes, franchise taxes, capital levy, capital stock, or any succession, gift, estate or inheritance taxes of

Landlord; (ii) any penalties, interest, or other charges imposed as a result of Landlord’s late payment or non-payment of any Real Property Taxes; or (iii) transfer taxes incurred in connection with the sale or transfer of an interest in Landlord, the Building or the Project. If a change in Real Estate Taxes hereunder is obtained for any year of the Term during which Tenant paid Tenant’s Share of any such Real Estate Taxes, then the Real Estate Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, against any Additional Rent next due (or, promptly provide Tenant with a refund if the Term has ended for any reason other than an event of default by Tenant) based on the adjustment.

(b) Exclusions

Notwithstanding anything to the contrary contained herein, “Operating Expenses” and “Insurance Expenses” shall not include (and Tenant shall have no liability for) any of the following: (i) any expenses incurred by Landlord for the sole benefit of Tenant, which expenses shall be reimbursed in full by Tenant pursuant to the other terms of this Lease (other than through reimbursement of Tenant’s Share of Operating Expenses), (ii) any expenses incurred by Landlord for the sole benefit of one or more other tenants of the Building or the Project, (iii) any payments of rent, interest or principal relating to any debt or ground lease secured by the Building or the Project, except any debt incurred by Landlord for the purpose of financing amounts which would otherwise be includable in Operating Expenses hereunder, (iv) the cost of relocating any tenants of Lot 1 or the Project, (v) the cost of any item for which Landlord is actually reimbursed by insurance, condemnations, refund or rebate, (vi) any expenses for repairs or maintenance to the extent actually recovered under any warranties or guarantees applicable to the Building, Lot 1 or the Project, (vii) any property management fees for Lot 1 or the Project in excess of the Management Fee described in Section 4.04 above, (viii) marketing costs, costs of leasing commissions, attorneys’ fees, accounting, and other costs and expenses incurred in connection with negotiations or disputes with prospective tenants or other occupants of the Building, Lot 1 or Project, (ix) costs arising from the violation by Landlord of the terms and conditions of any lease, (x) costs of decorating, redecorating, or special cleaning or other services provided to certain tenants and not provided on a regular basis to all tenants of the Building; (xi) the cost of repair made by Landlord because of the total or partial destruction of the Building or Project or the condemnation of a portion of the Building or Project; provided, however, that nothing herein shall be deemed to limit Tenant’s obligation to reimburse Landlord Tenant’s Share of the relevant commercially reasonable insurance deductible associated with such repair costs; (xii) any operating expense incurred by Landlord representing an amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid in the absence of such relationship; (xiii) the cost of alterations of space in the Building or Project leased to other tenants; (xiv) costs incurred to remove, remedy, contain or treat any Hazardous Materials (as defined in Section 17.21(a) above) which exists at the Project either: (1) as of the Commencement Date, (2) as of the actions of Landlord or Landlord Parties, or (3) in any event, on or above the surface of the Property during the Lease Term or any Extension Term (as opposed to Hazardous Materials that exist below the surface of the Property by soil and water migration or otherwise); provided, however, that nothing herein shall be deemed to modify or lessen the Obligations of Tenant pursuant to Section 17.21 of this Lease, and provided further that Operating Expenses may include reasonable costs to dispose of paint, lamps, ballasts, adhesives and other items that are typical office building items; (xv) salaries and compensation of ownership and management personnel to the extent that such persons provide services to properties other than the Building or Project, and compensation paid to any employee of Landlord or its managing agent not involved in the direct day to day management or operation of the Project, including, but not limited to, administrative, executive and partner wages and benefits; (xvi) costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Project, including, without limitation, costs of selling or financing the Building or Project, including points, commitment fees, broker’s fees, legal and accounting fees, and mortgage interest and amortization payments, associated with the selling, syndicating, financing, mortgaging or hypothecating Landlord’s interest in the Building or Project; (xvii) costs for the purchase of sculpture, decorations, paintings or other objects of art; (xviii) the cost of any political, charitable or civic contribution or donation; (xix) interest or penalties due to the late payment of taxes, utility bills or other such costs, except to the extent caused directly by Tenant’s failure to pay such costs to Landlord pursuant to the terms of this Lease; (xx) the costs including fines, penalties, and legal fees incurred due to violations by Landlord, its employees, agents, or contractors or assigns, or any other tenant (excluding Tenant) or occupant of the Project of building codes, any governmental rule or requirement or the terms and conditions of any lease pertaining to the Project or any other contract that was in effect at the time the Project was built; (xxi) costs incurred to comply with any transportation demand management, conservation or other governmental program, except to the extent Tenant is obligated to comply with the TDM Plan described in Section 5.07 or any other transportation demand program which is mandated by law; and (xxii) legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) and any other costs associated with physical injuries to persons at the Project caused by the negligent or intentional misconduct of Landlord or Landlord’s agents, employees or contractors. Notwithstanding the above, if Tenant’s Share of the cost of any particular capital expenditure to the Building, Lot 1 or the Project exceeds Thirty Thousand Dollars ($30,000), then such cost, together with interest thereon at the rate actually charged Landlord by any lender or, if no such interest is relevant, with interest thereon at an interest rate equal to the Agreed Rate (as defined in Section 17.02 below), shall be amortized over its useful life, and the amount includible in Operating Expenses shall be limited to the monthly amortized cost thereof. The determination of what constitutes a capital expenditure and the useful life applicable thereto shall be made by Landlord in its good faith discretion using accounting practices commonly utilized in the commercial real estate industry, consistently applied.

(c) Tenant’s Share

For purposes hereof, “Tenant’s Share” shall mean, as applicable: (i) Tenant’s Project Share (hereinafter defined), (ii) Tenant’s Lot 1 Share (hereinafter defined), or (iii) Tenant’s Building Share (hereinafter defined). “Tenant’s Project Share” shall mean the percentage derived by the quotient of the Rentable Area of the Premises divided by the Rentable Area of Lot 1 or the Project. “Tenant’s Lot 1 Share” shall mean the percentage derived by the quotient of the Rentable Area of the Premises divided by the Rentable Area of Lot 1. “Tenant’s Building Share” shall mean the percentage derived by the quotient of the Rentable Area of the Premises divided by the Rentable Area of the Building. During the Lease Term and any Extended Term, Tenant shall pay Tenant’s Building Share of any Operating Expenses, Insurance Expenses and Real Property Taxes which are attributable solely to the Building, Tenant’s Lot 1 share of any Operating Expenses, Insurance Expenses and Real Property Taxes which are attributable solely to Lot 1, but not only the Building, and Tenant’s Share of any Operating Expenses, Insurance Expenses and Real Property Taxes which are attributable solely to the Project, but not solely the Building or Lot 1; it being understood that with respect to capital expenditures, Tenant shall have no obligation to pay Tenant’s Share of any capital expenditures that are attributable to any office building in the Project other than the Building or any other building or structure located in the Common Area of the Project for the joint benefit of tenants thereof, including but not limited to the Athletic Facility and any other amenities building. Whenever used in this Lease, the term “Tenant’s Share” shall mean either the Tenant’s Project Share, Tenant’s Lot 1 Share or Tenant’s Building Share, as applicable. Landlord and Tenant acknowledge and agree that Tenant’s Project Share, Tenant’s Lot 1 Share and Tenant’s Building Share shall be the percentages set forth in the Summary. Notwithstanding the foregoing, Tenant’s Share shall be subject to increase or reduction (in an amount Landlord shall, in good faith, determine), based upon any increase or reduction in the Rentable Area of the Project, Lot 1, the Building, or the Premises due to any physical increase or decrease in the building improvements which comprise the Project (and not solely as a result of a re-measurement). By way of example only, were Landlord to build “Building “D” of the Project and the square footage of Building “D” was 227,614 rentable square feet, then the aggregate rentable square footage of the Project would increase to 1,855,710 and Tenant’s Project Share would decrease to 4.36%.

(d) Payment

Commencing on the Commencement Date, and continuing through the Lease Term, Tenant shall pay, on the first day of each calendar month, monthly installments of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes in amounts set forth in a good faith written estimate by Landlord. Landlord shall have the right to revise its estimate from time to time during a particular calendar year, in which event, commencing with Tenant’s next installment of Base Rent due after Tenant’s receipt of such revised estimate, Tenant thereafter shall pay such amounts set forth in such revised estimate (which may include an additional monthly amount based upon any shortfall in Landlord’s previous estimate). Landlord shall endeavor to furnish to Tenant a statement (hereinafter referred to as “Landlord’s Statement”), within ninety (90) days after the end of each calendar year, which shall set forth the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for such preceding calendar year. In the event that the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for such preceding calendar year, in the aggregate, exceed the estimated amounts paid by Tenant with respect thereto during such preceding calendar year, then Tenant shall pay to Landlord, as Additional Rent, the entire amount of such excess within thirty (30) days after receipt of Landlord’s Statement. In the event that the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for such preceding calendar year, in the aggregate, are less than the estimated amounts paid by Tenant with respect thereto during such preceding calendar year, then Landlord shall apply such difference as a credit to Additional Rent next falling due (or if the Lease Term has expired or terminated and there remains no money due to Landlord, then Landlord shall remit to Tenant the amount of such difference) together with delivery of the Landlord’s Statement. Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate

Taxes for the ensuing estimation period shall be adjusted upward or downward based upon Landlord’s Statement. Notwithstanding the foregoing or anything to the contrary contained herein, Tenant shall have no obligation to pay or reimburse Landlord for any Operating Expenses, Insurance Expenses or Real Estate Taxes that are fairly allocable to any period of time before the Commencement Date or after the Expiration Date.

Section 4.06	Tenant’s Right to Review Supporting Data

(a) Exercise of Right by Tenant

Provided that Tenant has not received written notice from Landlord, acting in good faith, of an uncured monetary or material non-monetary default by Tenant under this Lease, and provided further that Tenant strictly complies with the provisions of this Section 4.06, Tenant shall have the right to reasonably review supporting data for any portion of a Landlord’s Statement that Tenant claims is incorrect. In order for Tenant to exercise its right under this Section 4.06, Tenant shall, within ninety (90) days after any Landlord’s Statement is received, deliver a written notice to Landlord specifying the portions of such Landlord’s Statement that are claimed to be incorrect, and Tenant shall pay when due all amounts due from Tenant to Landlord as specified in such Landlord’s Statement. Except as expressly set forth in Section 4.06(c) below or elsewhere in this Lease, in no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under this Lease, including, without limitation, Tenant’s obligation to make all Base Rent payments and all payments of Additional Rent pending the completion of, and regardless of the results of, any review under this Section 4.06. The right to review granted to Tenant under this Section 4.06 may only be exercised once for any Landlord’s Statement, and if Tenant fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Tenant under this Section 4.06 for a particular Landlord’s Statement shall be deemed waived.

(b) Procedures for Review

Tenant agrees that any review of supporting data under this Section shall occur at such location at which Landlord’s records for the Building, Lot 1 or the Project are then located. Any review to be conducted under this Section 4.06 shall be at the sole expense of Tenant and shall be conducted by Tenant’s chief financial officer or a firm of certified public accountants of regional standing on a non-contingency fee basis; provided, however, that if any such review (as reasonably agreed upon by Landlord under Section 4.06(c) below) reveals an overcharge to Tenant in excess of three percent (3%), then Landlord shall reimburse Tenant for Tenant’s out-of-pocket third party costs incurred in connection with Tenant’s review. Tenant acknowledges and agrees that any supporting data reviewed under this Section 4.06 shall constitute confidential information of Landlord, which shall not be disclosed to anyone other than the accountants performing the review, the management of Tenant who receive the results of the review and any attorneys that Tenant may engage with respect to the review, provided that Tenant shall be responsible for ensuring that those attorneys similarly maintain the confidentiality of such information. Except (i) to the extent required by law, (ii) in connection with any legal proceeding concerning this Lease, or (iii) to the extent such information or results are otherwise publicly available, the disclosure of such information or results of the review by

Tenant or Tenant’s representatives to any other person shall constitute a material breach of this Lease.

(c) Resolution of Disputes Regarding Operating Expenses, Insurance Expenses and Real Estate Taxes

Provided Tenant has complied with the provisions of this Section 4.06, if Tenant believes the results of the review of supporting data described in Subsection (b) above have revealed Landlord’s calculation of the disputed portion of Landlord’s Statement to be in error, Tenant shall have fifteen (15) days to notify Landlord of same in writing. The alleged error(s) shall be described with particularity in Tenant’s notice, which shall be accompanied by all information supporting Tenant’s allegations. The parties hereto may agree to correct such error(s) (in which case Landlord will provide a revised Landlord’s Statement within fifteen (15) days after Tenant’s notice) or a dispute between the parties may persist. Tenant’s sole and exclusive remedy for resolving any such dispute shall be by binding arbitration. The arbitration shall be administered by the office of JAMS in San Francisco, California, and shall be conducted pursuant to its Streamlined Arbitration Rules and Procedures. The arbitrator’s powers shall be limited to resolving the dispute and awarding costs (including reasonable attorneys’ fees) to the prevailing party.

(d) Effect of Tenant’s Default

In the event that Tenant has received written notice from Landlord, acting in good faith, of an uncured monetary or material non-monetary default of its obligations under this Lease at any time during the pendency of a review of records under this Section 4.06, said right to review shall immediately cease until such default is fully cured.

Section 4.07	Letter of Credit Security

(a) Deposit of Letter of Credit Security

Within five (5) business days after Landlord has delivered an original, fully executed copy of this Lease to the Tenant, Tenant shall deposit with Landlord an unconditional, irrevocable letter of credit (“Letter of Credit”) on a form reasonably acceptable to Landlord and, if required, Landlord’s lender(s), and in favor of Beneficiary, defined below, in the amount of Three Hundred Twenty-Seven Thousand Two Hundred Sixty-Three and 78/100 Dollars ($327,263.78) (the “Letter of Credit Security”). “Beneficiary,” as used herein refers to either: (x) Landlord as beneficiary, or (y) if required by Landlord’s lender(s), Landlord and Landlord’s lender(s) as co-beneficiaries under the Letter of Credit Security. The Letter of Credit Security shall: (i) be issued by Silicon Valley Bank or another commercial money center bank reasonably satisfactory to Landlord with retail branches in San Francisco, California (the “Issuer”); (ii) be a standby, at-sight, irrevocable letter of credit; (iii) be payable to Beneficiary; (iv) permit multiple, partial draws; (v) provide that any draw on the Letter of Credit Security shall be made upon receipt by the Issuer of a sight draft accompanied by a letter from Landlord stating that Landlord is entitled to draw on the Letter of Credit Security in the amount of such draw pursuant to the provisions of this Lease; (vi) provide for automatic annual extensions, without amendment (so-called “evergreen” provision) with a final expiry date no sooner than ninety (90) days after the end of the Lease Term; (vii) provide that is governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions) International Chamber of Commerce Publication 500; and (viii) be cancelable if, and only if, Issuer delivers to Beneficiary no less than sixty (60) days advance written notice of Issuer’s intent to cancel. Tenant shall pay all costs, expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit Security.

(b) Landlord’s Right to Draw on Letter of Credit Security

The Letter of Credit Security shall be held by Landlord as security for the performance by Tenant of all of Tenant’s obligations pursuant to the terms of this Lease. Landlord shall have the immediate right to draw upon the Letter of Credit Security, in whole or in part and without prior notice to Tenant, other than as required under this Lease, at any time and from time to time: (1) if a default occurs under this Lease (beyond any applicable notice and cure period) as a result of Tenant’s failure to perform any of Tenant’s obligations pursuant to this Lease as and when due, or (2) Tenant either files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Tenant by an entity or entities other than Landlord, under 11 U.S.C. §101 et seq., or Tenant executes an assignment for the benefit of creditors. No condition or term of this Lease shall be deemed to render the Letter of Credit Security conditional, thereby justifying the Issuer of the Letter of Credit Security in failing to honor a drawing upon such Letter of Credit Security in a timely manner. The Letter of Credit Security and its proceeds shall constitute Landlord’s sole and separate property (and not Tenant’s property or, in the event of a bankruptcy filing by or against Tenant, property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit Security against: (A) any amounts payable by Tenant under the Lease that are not paid when due, after the expiration of any applicable notice and cure period; (B) all losses and damages that Landlord has suffered or may reasonably estimate that it may suffer as a result of any default (after the expiration of any applicable notice and cure period, unless Landlord is stayed by operation of law from giving such notice and cure period) by Tenant under this Lease, including any damages arising under Section 1951.2 of the California Civil Code for rent due following termination of this Lease; (C) any costs incurred by Landlord in connection with Tenant’s default (after expiration of any applicable notice and cure period, unless Landlord is stayed by operation of law from giving such notice and cure period) under this Lease (including reasonable attorney’s fees); and (D) any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default under this Lease (after expiration of any applicable notice and cure period, unless Landlord is stayed by operation of law from giving such notice and cure period) but in no event in excess of amounts to which the Landlord would be entitled under the law. If any portion of the Letter of Credit Security is so drawn upon or applied, Tenant shall, within five (5) business days after written demand therefore, deposit cash with Issuer in an amount sufficient to restore the Letter of Credit Security to its original amount; Tenant’s failure to do so shall be a Default by Tenant. It is expressly understood that Landlord shall be relying on Issuer rather than Tenant for the timely payment of proceeds under the Letter of Credit Security and the rights of Landlord pursuant to this Section are in addition to any rights which Landlord may have against Tenant pursuant to Article XII below. Landlord shall not be required to keep the proceeds from the Letter of Credit Security separate from Landlord’s general funds or be deemed a trustee of same.

(c) Replacement Letter of Credit Security

If, for any reason whatsoever, the Letter of Credit Security becomes subject to cancellation or expiration during the Lease Term, within forty-five (45) days prior to expiration of the Letter of Credit Security, Tenant shall cause the Issuer or another bank satisfying the conditions of Section 2.04(c)(i) above to issue and deliver to Landlord a Letter of Credit Security to replace the expiring Letter of Credit Security (the “Replacement Letter of Credit Security”). The Replacement Letter of Credit Security shall be in the same amount as the original Letter of Credit Security and shall be on the terms and conditions set forth in items (A) through (D) above. Failure of Tenant to cause the Replacement Letter of Credit Security to be issued forty-five (45) days prior to the then pending expiration or cancellation shall entitle Landlord to fully draw down on the existing Letter of Credit Security and, at Landlord’s election, shall be an event of default under this Lease without any relevant notice and cure period.

(d) Transfer of Beneficiary

During the Lease Term Landlord may transfer its interest in the Lease or Landlord’s lender may change. Landlord may request a change to Beneficiary under the Letter of Credit Security to the successor of Landlord and/or Landlord’s lender (the “Transferee”). Tenant agrees to cooperate and to cause Issuer, at Landlord’s cost, to timely issue a new Letter of Credit Security on the same terms and conditions as the original Letter of Credit Security, except that the new Letter of Credit Security shall be payable to the Transferee. Landlord shall surrender the existing Letter of Credit Security to Tenant simultaneously with Tenant’s delivery of the new Letter of Credit Security to Transferee.

(e) Return of the Letter of Credit Security

The Letter of Credit Security or any balance thereof shall be returned (without interest) to Tenant (or, at Tenant’s option, to the last assignee of Tenant’s interests hereunder) within thirty (30) days after the expiration or earlier termination of the Lease and after Tenant has vacated the Premises and surrendered possession; provided that if prior to the Lease Expiration Date a voluntary bankruptcy provision is filed by Tenant, or an involuntary bankruptcy is filed against Tenant by any of Tenant’s creditors other than Landlord, under 11 U.S.C. § 101 et seq., or Tenant executes an assignment for the benefit of creditors, then Landlord shall not be obligated to return the Letter of Credit Security or any proceeds of the Letter of Credit Security until all statutes of limitations for any preference avoidance statutes applicable to such bankruptcy or assignment for the benefit of creditors have elapsed or the bankruptcy court or assignee, whichever is applicable, has executed a binding release releasing Landlord of any and all liability for the preferential transfers relating to payments made under this Lease, and Landlord may retain and offset against any remaining Letter of Credit Security proceeds the full amount Landlord is required to pay to any third party on account of preferential transfers relating to this Lease. Landlord agrees it will cooperate in providing Issuer with a letter of cancellation or such other reasonable documentation as Issuer requests to effect the return and extinguishment of the credit issued under the Letter of Credit Security.

(f) Acknowledgment of Parties

Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit Security or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit Security (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a Landlord must refund a security deposit under a lease, and/or (ii) provide that a Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a Tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 2.04 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease.

ARTICLE V

USE

Section 5.01	Permitted Use and Limitations on Use

(a) Permitted Use

The Premises shall be used and occupied only for the permitted use set forth in the Summary and for no other use or purpose whatsoever.

(b) Limitations on Use

Tenant shall not use, suffer or permit the use of the Premises in any manner that would constitute waste, nuisance or unlawful acts. Tenant shall not do anything in or about the Premises which would (a) cause structural injury to the Building or the Premises, or (b) cause damage to any part of the Building or the Premises except to the extent reasonably necessary for the installation of Tenant’s trade fixtures and equipment and Tenant’s Alterations (as defined in Section 6.03, below), and then only in a manner and to the extent consistent with this Lease. Tenant shall not operate any equipment within the Building or the Premises which would (i) materially damage the Building or the Common Area, (ii) overload existing mechanical, electrical or other systems or equipment servicing the Building, (iii) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning equipment within or servicing the Building, (iv) damage, overload or corrode the sanitary sewer system, or (v) damage the Common Area or any other part of Lot 1 or the Project. Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises. Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (A) create an unreasonable fire or health hazard, (B) damage the Premises, or (C) result in the violation of any law. Except as approved by Landlord, Tenant shall not change the exterior of the Building, or the area outside of the Premises, or install any equipment or antennas on or make any penetrations of the exterior or roof of the Building, except as provided for in Section 17.25. Tenant shall not conduct on any portion of the Premises any sale of any kind (but nothing herein is meant to prohibit sales and marketing activities of Tenant’s products and services in the normal course of business consistent with the permitted use), including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale, and any such sale shall be an immediate event of default hereunder without the benefit of a notice and cure period from Landlord, notwithstanding anything to the contrary in this Lease. No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain within the outside areas of the Premises except in fully fenced and screened areas outside the Building which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant and for which Tenant has obtained all appropriate permits from governmental agencies having jurisdiction over such articles.

Section 5.02	Compliance with Laws

(a) Landlord shall deliver the Premises to Tenant on the Delivery Date (without regard to the use for which Tenant will use the Premises) free of violations of any covenants or restrictions of record, or any applicable law, building code, regulation or ordinance in effect on the date on which the Premises was built, including without limitation, the Americans with Disability Act.

(b) Except as provided in paragraph 5.02(a), Tenant shall, at Tenant’s cost and expense, comply promptly with all statutes, ordinances, codes, rules, regulations, orders, covenants and restrictions of record, and requirements, along with the LEED Certification Requirements (as defined in Section 5.06 below) applicable to the Premises (to the extent that the portion of the Premises affected thereby is the responsibility of Tenant to maintain and repair pursuant to Section 6.01(a) or other sections of this Lease only) and Tenant’s use and occupancy of same in effect during any part of the Lease Term, whether the same are presently foreseeable or not, and without regard to the cost or expense of compliance, provided that any Alteration(s) required for compliance shall be subject to the provisions of this Lease.

(c) By executing this Lease, Tenant acknowledges that it has reviewed and satisfied itself as to its compliance, or intended compliance with the applicable zoning and permit requirements, hazardous materials and waste requirements, and all other statutes, laws, or ordinances relevant to the uses stated in Section 5.01 above or the occupancy of the Premises.

Section 5.03	Delivery of Premises

(a) Early Entry

Notwithstanding anything herein to the contrary, as of the Delivery Date (as defined below), Tenant and Tenant’s invitees may enter the Premises (and the Common Area of the Building, to the extent reasonably necessary), subject to Tenant’s indemnity, insurance and other obligations under this Lease, for the sole purpose of installation of the Tenant Improvements and Tenant’s Furniture, Fixtures and equipment. Tenant’s occupancy of the Premises prior to the Commencement Date shall be solely for the purpose of installing the Tenant Improvements and Tenant’s Furniture, Fixtures and equipment (and not for the conduct of Tenant’s business) and shall be on all of the terms and conditions of this Lease as though the Lease Term had commenced on the Delivery Date, except the obligation to pay Rent. The “Delivery Date” shall mean that date on which all of the following have occurred: (a) this Lease is fully executed and delivered by Landlord and Tenant; and (b) Tenant has delivered to Landlord evidence of the insurance described in Article VII below. Tenant shall give Landlord twenty-four (24) hours prior written notice of any anticipated entry into the Premises by Tenant or Tenant’s invitees pursuant to this Section 5.03(a).

(b) Condition of Premises

Having made such inspection of the Premises, the Building, Lot 1 or the Project as it deemed prudent and appropriate (including, without limitation, testing for the presence of mold), Tenant hereby accepts the Premises in their condition existing as of the Delivery Date, “AS-IS” and “WITH ALL FAULTS” subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use and condition of the Premises, and any covenants or restrictions, liens, encumbrances and title exceptions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto; provided, however, that nothing herein shall be deemed to alter, limit, or otherwise amend any of Landlord’s repair, maintenance and other obligations under this Lease, all of which shall remain in full force and effect notwithstanding Tenant’s acceptance of the Premises. Except as specifically set forth in this Lease and in the Work Letter Agreement for Tenant Improvements and Interior Specification Standards attached hereto as Exhibit C and made a part hereof (“Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the Tenant Improvements for the Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant’s business. Neither party has been induced to enter into this Lease by, nor is either party is relying on, any representation or warranty outside those expressly set forth in this Lease. Neither Landlord nor anyone acting on its behalf shall be liable for the nondisclosure of any facts other than Landlord’s breach of any express representation or warranty contained in this Lease, nor shall this Lease be subject to rescission on account of, the nondisclosure of any facts. Tenant expressly waives any right to rescission and /or damages (other than any damages that may be recoverable under this Lease as a result of Landlord’s breach of any of its express representations or warranties contained in this Lease) based on nondisclosure of any facts.

Section 5.04	Building Security

Landlord will provide (as part of Operating Expenses) on-site security for Lot 1 between the hours of 6 P.M. and 5 A.M on weekdays and twenty-four (24) hours a day on weekends and holidays. Notwithstanding the foregoing, Tenant acknowledges and agrees that it assumes sole responsibility for security at the Premises for its agents, employees, invitees, licensees, contractors, guests and visitors and will provide such systems and personnel for same including, without limitation, while such person(s) are using the Common Area, as it deems necessary or appropriate and at its sole cost and expense. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor any of the Landlord Parties (as defined in Section 7.07 below) shall be liable in any manner for any security personnel, services, procedures or equipment in, at, on or about the Premises, the Building, Lot 1 or the Project (whether or not provided by Landlord) or for the failure of the same to prevent or control, or to apprehend anyone suspected of, personal injury, property damage or any criminal conduct in, on or about the Building, Lot 1 or the Project.

Section 5.05	Rules and Regulations

Landlord may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable for the care and orderly management of the Premises, Lot 1 or the Project and/or its Common Area. Such rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant, and Tenant agrees to abide by such rules and regulations. A copy of the initial Rules and Regulations is attached hereto as Exhibit H. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible for the violation of any such rules and regulations by any person, including, without limitation, Tenant or its employees, agents, invitees, licensees, guests, visitors or contractors.

Section 5.06	LEED Certification Requirements

Tenant acknowledges and agrees that it is obligated to comply fully and timely with the certification requirements (the “LEED Certification Requirements”) promulgated by the U.S. Green Building Council in order for the Building and Premises to be certified as “Leadership in Energy and Environmental Design for Commercial Interiors (LEED-CI)” (and any revisions, supplements or successor plans thereto) at Tenant’s sole cost and expense (subject to Tenant’s right to allocate the Tenant Improvement Allowance toward such costs) to achieve the certifications and goals described therein for at least a “Gold” rating for the Premises, and that failure to do so will (i) constitute a material default hereunder, and (ii) expose Landlord to possible penalties and damages to which Tenant’s indemnity obligations under the Lease shall apply.

Section 5.07	TDM Requirements

Tenant acknowledges and agrees that Tenant has reviewed and analyzed the Moffett Towers Transportation Demand Management Plan (the “TDM Plan”) approved by the City of Sunnyvale, California and understands that it is obligated to comply fully and timely with the approved TDM Plan (and any revisions, supplements or successor plans thereto) at Tenant’s sole cost and expense to achieve the certifications and goals described therein with respect to Tenant’s use of the Premises, and that failure to do so will (i) constitute a material default hereunder, and (ii) expose Landlord to possible penalties and damages to which Tenant’s indemnity obligations under the Lease shall apply.

Section 5.08	Defective Condition at Delivery Date

In the event that it is determined, and Tenant notifies Landlord in writing within twelve (12) months after the Commencement Date, that the statement made in Subsection 5.02(a) above is untrue, and such failure was not caused by Tenant, then it shall be the obligation of Landlord, and the sole right and remedy of Tenant, after receipt of written notice from Tenant setting forth with specificity the nature of the failed performance, to promptly, within a reasonable time and at Landlord’s sole cost, to correct such failure. Tenant’s failure to give such written notice to Landlord within twelve (12) months after the Commencement Date shall constitute a conclusive presumption that the Premises is in compliance with all applicable laws, and any required correction after that date shall be performed by the party responsible for such repair pursuant to the terms of this Lease.

ARTICLE VI

MAINTENANCE, REPAIRS AND ALTERATIONS

Section 6.01	Maintenance of Premises and Building

(a) Tenant’s Obligations

Throughout the Lease Term, Tenant, at its sole cost and expense, shall keep, maintain, repair and replace the Premises and every part thereof (except as provided in Section 5.08 above, Section 6.01(b) below, the Work Letter, and also except for maintenance, repairs or replacement costs caused solely by an act of negligence or intentional misconduct by Landlord or Landlord’s agents, employees or contractors during the Lease Term, subject to Section 7.06 below) and all improvements and appurtenances in the Premises, including, without limitation, all interior walls, all doors and windows, all wall surfaces and floor coverings, all Alterations, additions and improvements installed by or on behalf of Tenant during the Lease Term, all plumbing, electrical, lighting, heating, ventilation and cooling systems, fire sprinklers, fire safety and all security systems and wiring serving the Premises to the point of connection with the base Building systems, all fixtures and equipment within or exclusively serving the Premises, and all interior glazing, in the same good order, condition and repair as they are in on the Delivery Date, or as they may be improved after the Delivery Date, normal wear and tear excepted, provided that, for purposes of this Lease, wear and tear which could have been prevented by good maintenance practices performed (if and to the extent such maintenance was required to be performed hereunder by Tenant) in accordance with industry standards shall not be deemed “normal.”

(b) Landlord’s Obligations

Landlord shall maintain in good operating condition, and repair and replace, when necessary, the Common Area elements of the Building, the electrical, lighting, plumbing, sewage, fire sprinklers, heating, ventilating, air conditioning, conveyance, emergency, fire protection, security, life safety, and support systems servicing the Building and the Premises (except as provided for in Section 6.01(a) above), exterior glazing and the structural parts of the Building, including without limitation the exterior walls, structural walls, supporting pillars, foundations, the roof membrane and structural portions of the roof of the Building and all costs and expenses incurred by Landlord in connection with the foregoing obligations (except for any costs associated with the replacement of structural components of the Building, which costs shall be paid solely by Landlord) shall be included in Operating Expenses subject to the terms of Section 4.05(b); provided, however, if such maintenance, repair or replacement is due to the wrongful acts, omissions or negligence of Tenant or any Tenant Parties (as defined in Section 7.07 below), then Landlord shall nevertheless make such repairs at Tenant’s expense, and Tenant, within thirty (30) days after receipt of an invoice, shall pay to Landlord all costs and expenses of any such repairs, together with accrued interest at the Agreed Rate from the date of Landlord’s payment, subject, however, to Section 7.06 concerning waiver of subrogation rights. Tenant shall give Landlord written notice of any needed repairs which are the obligation of Landlord hereunder. It shall then be the obligation of Landlord, after receipt of such notice, to perform the same within thirty (30) days after such notice; provided, however, that if the nature of the repairs is such that more than thirty (30) days are reasonably required for performance, then Landlord shall not be deemed to be in default hereunder if Landlord commences such repairs within said thirty (30) day period and thereafter diligently completes them and provided further, that for purposes of this sentence “commences” includes any steps taken by Landlord to investigate, design, consult, bid or seek permit or other governmental approval in connection with such repair. Should Landlord default, as provided in Section 12.03 below, in its obligation to make any of the repairs assumed by it hereunder with respect to the Premises, or with respect to the Building if such repairs shall be reasonably necessary to Tenant’s use and occupancy of the Premises, Tenant shall have the right to perform such repairs, in which event Landlord, within thirty (30) days after written demand accompanied by detailed invoice(s), shall pay to Tenant the reasonable, actual out-of-pocket costs expended by Tenant for such repairs together with accrued interest at the Agreed Rate from the date of Tenant’s payment, provided that nothing herein shall be deemed to create a right of setoff or withholding by Tenant of Base Rent or Additional Rent or any other amounts due herein. Landlord shall not be liable to Tenant for any damage to person or property as a result of any failure to timely perform any of its obligations with respect to the repair, maintenance or replacement of the Premises, the Building, Lot 1 or the Project or any part thereof, and Tenant’s sole right and remedy (together with its rights under Section 12.03 below) shall be the performance of said repairs by Tenant with the right of reimbursement from Landlord, all in accordance with the terms of this Section 6.01(b). Tenant hereby expressly waives all rights under and benefits of Sections 1941 and 1942 of the California Civil Code or under any law, statute or ordinance on the same subject now or hereafter in effect to make repairs and offset the cost of same against Rent or to withhold or delay any payment of Rent or any other of its obligations hereunder as a result of any default by Landlord under this Section 6.01(b).

(c) Clean and Sanitary Condition

Tenant agrees to keep the interior of the Premises clean and in sanitary condition as required by the health, sanitary and police ordinances and regulations of any political subdivision having jurisdiction and to remove all trash and debris which may be found in or around the Premises. Tenant further agrees to keep the interior surfaces of the Premises, including, without limitation, windows, floors, walls, doors, showcases and fixtures clean and neat in appearance. Tenant may contract directly with the janitorial company then-used by Landlord to service the Building in order to provide janitorial services to the Premises, in which case, Landlord shall have no obligation to provide janitorial services to the Premises. No agreement entered into by Tenant and Landlord’s janitorial company shall impose any obligation or additional cost on Landlord or otherwise bind Landlord.

(d) Tenant’s Failure to Maintain or Repair

If Tenant refuses or neglects to commence such repairs and/or maintenance for which Tenant is responsible under this Article VI within a thirty (30) day period (or within twenty-four (24) hours in the event of an emergency) after written notice from Landlord and thereafter to diligently prosecute the same to completion, then Landlord, upon at least 24 hours prior written notice (except in an emergency when no such notice shall be required), may enter the Premises and cause such repairs and/or maintenance to be made, and Landlord shall not be responsible to Tenant for any loss or damage occasioned thereby (except, subject to Section 7.06 concerning waiver of subrogation rights, to the extent such loss or damage was caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors), and Tenant, within thirty (30) days after receipt of an invoice, shall pay to Landlord all costs and expenses of any such repairs and/or maintenance, together with accrued interest at the Agreed Rate from the date of Landlord’s payment. If Landlord becomes entitled to enter the Premises as aforesaid more than once during any twelve (12) calendar months or more than twice during the Lease Term, then Landlord may elect to enter into a maintenance contract at a market rate for professional maintenance with a third party for the performance of all or a part of Tenant’s maintenance obligations for the next twelve (12) month period, whereupon (i) Tenant shall be relieved from its obligations to perform only those maintenance obligations covered by such maintenance contract, and (ii) Tenant shall bear the entire cost of such maintenance contract which shall be paid in advance, as Additional Rent, on a monthly basis with Tenant’s Base Rent payments.

Section 6.02	Maintenance of Common Areas

Landlord shall maintain in good operating condition, and repair and replace, when necessary, all features, facilities and improvements in, on or about the Building Common Areas, Lot 1 Common Areas and the Amenities Parcel, including, without limitation, landscaping, curbs, walkways, driveways, roadways, parking areas, and lighting, sprinkler, drainage, sewer and plumbing systems, fixtures and equipment. All costs and expenses incurred by Landlord in connection with the foregoing obligations shall be included in Operating Expenses and paid by Tenant based on either Tenant’s Premises Share, Tenant’s Lot 1 Share or Tenant’s Project Share of Operating Expenses, as relevant; provided, however, if such maintenance, repair or replacement is due to the wrongful acts, omissions or negligence of Tenant or any Tenant Parties, then Landlord shall nevertheless make such repairs at Tenant’s expense, and Tenant, within thirty (30) days after receipt of an invoice, shall pay to Landlord all costs and expenses of any such repairs, together with accrued interest at the Agreed Rate from the date of Landlord’s payment, subject, however, to Section 7.06 concerning waiver of subrogation rights.

Section 6.03	Alterations, Additions and Improvements

No alterations, additions, or improvements (“Alterations”) shall be made to the Premises by Tenant without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant, without Landlord’s prior written consent, but upon not less than ten (10) business days prior written notice to Landlord, may make Alterations (including removal and rearrangement of prior Alterations) which (a) do not affect any systems or equipment of the Building, Lot 1 or the Project, (b) do not affect the structural integrity or any structural components of the Building, Lot 1 or the Project, and (c) do not involve the expenditure of more than One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate during any twelve (12) month period. As a condition to Landlord’s obligation to consider any request for consent hereunder, Tenant hereby agrees to pay Landlord within thirty (30) days after receipt of written demand (and receipt of reasonable supporting backup documentation) for the reasonable out-of-pocket costs and expenses of consultants, engineers, architects and others for reviewing plans and specifications and for monitoring the construction of any proposed Alterations. In addition, if Landlord’s consent is required and is granted as to any Alterations, then Tenant, within ten (10) days after Tenant executes a construction contract for such Alterations, and as a condition precedent to the commencement of such Alterations if and only to the extent that they require a building permit, shall pay to Landlord a construction management fee in an amount equal to one percent (1.0%) of all costs of design, demolition, construction and installation of such Alterations (the “Landlord Supervision Fee”), the amount of which Landlord Supervision Fee shall be (i) initially based upon reasonable estimates of such costs, (ii) subject to verification by Landlord, and (iii) further subject to adjustment as provided below. Landlord may require Tenant to remove any such Alterations at the expiration or sooner termination of the Lease Term and to restore the Premises to their prior condition pursuant to the terms of Section 17.09 hereof; provided that, if Tenant makes written request to Landlord concurrently with Tenant’s request for consent to any Alterations, then Landlord shall make its election whether or not to require removal of such Alterations, if at all, at the time consent to such Alterations is given. All Alterations to be made to the Premises that require a permit therefor shall be designed by and made under the supervision of a California licensed architect and/or California licensed structural engineer (each of whom has been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) and shall be made in accordance with plans and specifications which have been furnished to and approved by Landlord in writing prior to commencement of work, which approval shall not be unreasonably withheld, conditioned or delayed. All Alterations shall be constructed and installed, at the sole cost and expense of Tenant, by California licensed contractors approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, in compliance with the “Specifications” and “Requirements” set forth in Schedules One and Two of the Work Letter Agreement attached hereto as Exhibit C (“Work Letter Agreement”), along with all applicable laws and any relevant LEED Certification Requirements, and in good and workmanlike manner, and shall have been approved in writing by the City of Sunnyvale and any other applicable governmental agencies, if and as required. Subject to Landlord’s right to require Tenant to remove Alterations in accordance with this Section 6.03 (in which case Tenant shall retain ownership thereof), all Alterations, including, without limitation, all lighting, electrical, heating, ventilation, air conditioning and full height partitioning, drapery and carpeting installations made by Tenant, together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures and shall become the property of Landlord at the expiration or sooner termination of the Lease; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Lease, in no event will Tenant be required to remove any of the Tenant Improvements to the Premises constructed and installed in accordance with the Work Letter Agreement unless those Tenant Improvements are Non-Standard Office Tenant Improvements. As used herein, the term “Non-Standard Office Tenant Improvements shall mean any and all tenant improvements not typically found in an office building in Sunnyvale, California or also any tenant improvements which would be unusually difficult or expensive to remove, including but not limited to internal staircases, raised floors, clean rooms, library bookcases and tenant-specific telecommunications equipment. Tenant shall retain title to all furniture and trade fixtures placed on the Premises. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with (A) a complete set of both hard copies and CAD drawings of “as built” plans for such Alterations, and (B) a statement of all final costs of design, demolition, construction and installation of such Alterations, together with all supporting documentation therefor and if the Landlord Supervision Fee paid in connection with such Alterations was understated, an amount equal to the actual Landlord Supervision Fee (based upon the statement of final costs) less any amount previously paid to Landlord on account thereof.

Section 6.04	Covenant Against Liens

Tenant shall not allow any liens arising from any act or omission of Tenant (including but not limited to Tenant’s failure to pay Landlord any amounts due Landlord pursuant to the terms of the Work Letter) to exist, attach to, be placed on, or encumber Landlord’s or Tenant’s interest in the Premises, the Building or the Project, or any portion thereof, by operation of law or otherwise. Tenant shall not suffer or permit any lien of mechanics, material suppliers, or others to be placed against the Premises, the Building or the Project, or any portion thereof, with respect to work or services performed or claimed to have been performed for Tenant or materials furnished or claimed to have been furnished to Tenant with respect to the Premises. Landlord has the right at all times to post and keep posted on the Premises any notice that it considers necessary for protection from such liens. At least seven (7) days before beginning construction of any Alterations, Tenant shall give Landlord written notice of the expected commencement date of that construction to permit Landlord to post and record a notice of nonresponsibility. If any such lien attaches or if Tenant receives notice of any such lien, Tenant shall cause the lien to be released and removed of record, by recordation of a lien release bond or otherwise, within twenty (20) days after receipt of notice thereof. Despite any other provision of this Lease, if the lien is not released and removed within twenty (20) days after Tenant’s receipt of notice of such lien, then Landlord may immediately take all action necessary to release and remove the lien, without any duty to investigate the validity of such lien. All expenses (including reasonable attorney fees and the cost of any bond) incurred by Landlord in connection with a lien incurred by Tenant or its removal shall be considered Additional Rent under this Lease and be due and payable by Tenant within thirty (30) days after Tenant’s receipt of written notice thereof along with reasonable supporting backup documentation. Notwithstanding the foregoing, if Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord, the Premises, the Building, Lot 1 or the Project against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Landlord elects to participate in or is made a party to any such action, Tenant shall reimburse Landlord’s reasonable out-of-pocket attorneys’

fees and costs within thirty (30) days after Tenant’s receipt of written demand therefor along with reasonable supporting backup documentation.

ARTICLE VII

INSURANCE

Section 7.01	Property/Rental Insurance for Premises

At all times during the Lease Term, Landlord shall keep the Premises (including the Tenant Improvements, but excluding any Alterations or other property required to be insured by Tenant pursuant to Section 7.02 below), the Building and Lot 1 insured against loss or damage by fire and those risks normally included in special form (causes of loss) property insurance. In addition, Landlord may keep the Premises (including the Tenant Improvements, but excluding any Alterations or other property required to be insured by Tenant pursuant to Section 7.02 below), the Building and Lot 1 insured against, without limitation, (i) earthquake and earthquake sprinkler leakage, (ii) flood (if and to the extent the Lot 1 is located in a governmental agency designated flood zone), (iii) loss of rents (including scheduled rent increases) and extra expenses for eighteen (18) months, (iv) boiler and machinery, and (v) fire damage legal liability form, including waiver of subrogation. The amount of such insurance shall not be less than one hundred percent (100%) of replacement cost and shall be subject to such commercially reasonable deductibles as Landlord may choose in its sole but reasonable discretion. Insurance shall include a Building Ordinance and Increased Cost of Construction Endorsement insuring the increased cost of reconstructing the Premises, the Building and Lot 1 due to the need to comply with applicable statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may be in force hereafter. Tenant shall pay Tenant’s Premises Share, Tenant’s Lot 1 Share or Tenant’s Project Share, as relevant, of any deductibles associated with the Building or Project within thirty (30) days after receipt of an invoice; provided, however, that in no event shall Tenant have any obligation to pay all or any portion of any such deductible if this Lease is terminated by Landlord as a result of any casualty damage. All premiums for all such insurance shall be included in Insurance Expenses recoverable by Landlord in accordance with Article IV.

Section 7.02	Property Insurance for Fixtures and Inventory

At all times during, from and after the Delivery Date through and including the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, maintain special form (causes of loss) property insurance, which includes the same coverage as required of Landlord in Section 7.01 above (with the exception that Tenant shall have no obligation to carry earthquake, earthquake sprinkler leakage or flood insurance coverages), on any trade fixtures, furnishings, merchandise, equipment, artwork or other personal property in or on the Premises, and on all Alterations (whether or not presented to Landlord for its consent). The amount of such insurance shall not be less than one hundred percent (100%) of replacement cost, with commercially reasonable deductibles, and Landlord shall not have any responsibility, nor pay any cost, for maintaining any insurance required by this Section 7.02. Tenant shall pay all deductibles under such policies in the event of a loss.

Section 7.03	Landlord’s Liability Insurance

During the Lease Term, Landlord shall maintain a policy or policies of commercial general liability insurance covering Landlord (and such others as designated by Landlord) against claims and liability for bodily injury, personal injury and property damage (including loss of use thereof) on our about the Building, Lot 1 or the Project, with combined single limit coverage in an amount to be determined by Landlord in its sole discretion; provided that if such policy is a blanket policy that covers properties (other than the Building, Lot 1 or the Project) owned by Landlord, only that portion allocable to the Building or the Project, as the case may be, shall be included in Insurance Expenses and payable hereunder. All premiums for all such insurance shall be included in Insurance Expenses recoverable by Landlord in accordance with Article IV.

Section 7.04	Tenant’s Liability Insurance

At all times during the period from and after the Delivery Date through and including the expiration or earlier termination of this Lease, Tenant shall obtain and keep in force a policy or policies of commercial general liability insurance covering Tenant, and naming Landlord and any Landlord Parties (as defined in Section 7.07(a), below) and any lenders or ground lessors whose names are provided to Tenant as additional insureds, against claims and liability for bodily injury, personal injury and property damage (including loss of use thereof) based upon, involving or arising out of (a) Tenant’s operations and contractual liabilities, or (b) ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an “occurrence” basis providing a single limit coverage in amount of not less than Five Million Dollars ($5,000,000) per occurrence (which may be satisfied by a combination of commercial general liability and umbrella liability coverage); provided, however, the limits of such insurance shall not limit the liability of Tenant nor relieve Tenant of any obligation under this Lease. Such insurance shall include (i) a Broad Form endorsement covering the provisions of this Lease and the performance by Tenant of its indemnity agreements contained in this Lease, including, without limitation, Section 7.07 below, (ii) coverage for Additional Insureds who have an insurable interest in the Building and Project and whose name and address have been previously provided by written notice from Landlord to Tenant, and (iii) coverage for “amendment of the pollution exclusion” to provide coverage for damage caused by heat, smoke, fumes from a fire. All insurance to be carried by Tenant shall be primary to, and not contributory with, any similar insurance carried by Landlord (whose insurance shall be considered excess insurance only).

Section 7.05	Evidence of Insurance

Tenant shall furnish to Landlord prior to the Delivery Date, and at least fifteen (15) days prior to the expiration date of any policy that Tenant is required to maintain under the terms of this Lease, certificates of insurance reasonably acceptable to Landlord that the property insurance and liability insurance required to be maintained by Tenant is in full force and effect for the twelve (12) month period following the Delivery Date or such expiration date; that Landlord has been named as an additional insured to the extent of contractual liability assumed in this Lease, including, without limitation, Section 7.07 below; and that all such policies will not be canceled unless thirty (30) days’ prior written notice of the proposed cancellation has been given to Landlord. The insurance shall be issued by insurance carriers approved by Landlord; provided, however, that such approval shall not be unreasonably withheld so long as Tenant’s insurance carrier has a Best’s Insurance Guide rating not less than A- VIII and is licensed to do business in California. The insurance required of Landlord hereunder shall be carried by insurance carriers with a Best’s Insurance Guide rating of not less than A-VIII who are licensed to do business in California. Landlord shall furnish to Tenant reasonable evidence of its insurance coverage required hereunder prior to the Delivery Date, and thereafter within fifteen (15) business days after demand made, but not more than once in any calendar year.

Section 7.06	Mutual Waiver of Claims and Subrogation Rights

Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby release and relieve the other and their respective agents, officers, employees and approved or permitted subtenants or assignees, and waive their entire claim of recovery for loss or damage to property arising out of or incident to any peril covered by the insurance policies required to be carried pursuant to Sections 7.01 and 7.02 above, when such property constitutes the Building, Lot 1, Project or Premises, or is in, on or about the Project, whether or not such loss or damage is due to the negligence of Landlord or Tenant, or their respective agents, employees, guests, licensees, invitees, approved subtenants or assignees, or contractors. Tenant and Landlord waive all rights of subrogation against each other on behalf of, and shall obtain a waiver of all subrogation rights from, all property and casualty insurers referenced above.

Section 7.07	Indemnification and Exculpation

(a) Except as otherwise provided in Section 7.07(b), Tenant shall indemnify, defend, protect and hold free and harmless Landlord, its partners, subpartners, members, parent organizations, affiliates, subsidiaries, principal shareholders and other constituent entities, and their respective officers, directors, servants, employees, agents and independent contractors (collectively, “Landlord Parties”) from any and all liability, claims, loss, damages, causes of action (whether in tort or contract, law or equity, or otherwise), costs, expenses, charges, assessments, fines, and penalties of any kind, including without limitation, reasonable attorneys’, experts’ and arbitrators’ fees and costs and court costs (collectively, “Indemnified Loss”), to the extent incurred in connection with or arising or resulting from (i) any cause in, on or about the Premises, (ii) any acts, omissions or negligence of Tenant, its partners, subpartners, members, parent organizations, affiliates, subsidiaries, principal shareholders, other constituent entities or any other person or entity claiming by, through or under Tenant, or any of their respective officers, directors, servants, employees, agents and independent contractors, licensees, invitees, visitors or guests (collectively, “Tenant Parties”), in, on or about the Premises, Lot 1 or the Project, and (iii) any breach or default in the timely observance or performance of any obligation on Tenant’s part to be observed or performed under this Lease, including but not limited to Tenant’s failure to surrender the Premises to Landlord in the condition required by Section 17.09 hereof on the Expiration Date or any earlier termination date of this Lease.

(b) Notwithstanding the foregoing, Tenant’s indemnity contained in Section 7.07(a) above shall not apply to Landlord’s or any Landlord Parties’ negligence or willful misconduct or Landlord’s violation of any governmental law, ordinance, rule or regulation through no fault of Tenant or any of the Tenant Parties.

(c) Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise and all other personal property in from any cause, on or about the Premises and for injury or death to persons in, on or about the Premises, from any cause (other than Landlords’ or any of its agents’, employees’ or contractors’ gross negligence or willful misconduct or violation of any governmental law, ordinance, rule or regulation through no fault of Tenant or any of the Tenant Parties at any time to the fullest extent permitted by law. Notwithstanding the provisions of Section 7.07(b) above, or any other provision of this Lease, in no event shall Landlord or any Landlord Parties be liable to Tenant under any circumstances for (i) injury or damage to, or interference with, Tenant’s business (including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use) or other consequential damages to Tenant’s business or otherwise, in each case however occurring, or (ii) any damage which is covered by the insurance Tenant is required to carry under this Lease.

(d) The provisions of this Section 7.07 shall survive the expiration or earlier termination of this lease.

ARTICLE VIII

DAMAGE OR DESTRUCTION

Section 8.01	Destruction of the Premises

(a) In the event all or any part of the Premises or the Common Area serving or providing access to the Premises are damaged during the Lease Term from any fire or other casualty, Landlord shall promptly conduct the repair and diligently pursue the same to completion, subject to reasonable delays for insurance adjustment and other matters beyond Landlord’s reasonable control (in which event the provisions of Section 17.20 below shall apply), and subject to all other terms and conditions of this Article VIII; provided, however, Tenant (and not Landlord) shall promptly repair all damage to those items as to which Tenant is required to maintain property insurance under Section 7.02 above. Except as set forth above and as otherwise provided in Sections 8.01(b) and 8.01(c) below, no such damage shall terminate this Lease. If such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, then Landlord shall allow Tenant a proportionate abatement of Rent to the extent Landlord actually receives proceeds of rental interruption insurance purchased by Landlord as part of Insurance Expenses(or would have received such proceeds if: (i) Landlord had maintained insurance coverage for loss of rents, or (ii) Landlord or a Landlord Party had not performed a wrongful act that results in such insurance being unavailable), during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; provided that, in any event, Tenant’s right to abate Rent shall terminate as of the earlier to occur of (i) the date on which Landlord completes its repairs under this Section 8.01(a), (ii) the date (as reasonably determined by Landlord) on which Tenant should have completed its repairs under this Section 8.01(a) assuming Tenant used reasonable diligence in pursuing the same, or (iii) the date this Lease is terminated pursuant to any express termination right that either Landlord or Tenant may have under this Article VIII. Unless this Lease is terminated pursuant to Section 8.01(b), Tenant shall pay Tenant’s Share (i.e., either Tenant’s Premises Share, Tenant’s Lot 1 Share or Tenant’s Project Share, as

applicable) of any insurance deductible to Landlord within thirty (30) days after written demand in accordance with and subject to Section 7.01.

(b) Notwithstanding the terms of Section 8.01(a) above, Landlord may elect not to repair or restore the Premises, the Building and/or Lot 1 or the Project, and instead to terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant not less than thirty (30) days to vacate the Premises, but Landlord may so elect only if the Building or Lot 1 or the Project shall be damaged by fire or other casualty, whether or not the Premises are affected, and one or more of the following conditions is present and, except in the case of clause (v) below, the leases of all other tenants in the Building are likewise terminated: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Lot 1 or the Project or ground lessor with respect to the Building or the Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt and the resulting shortfall in insurance proceeds received by Landlord (other than deductible amounts) is more than Two Hundred Fifty Thousand Dollars ($250,000.00), or shall terminate the ground lease, as the case may be; (iii) the damage is in excess of twenty-five percent (25%) of the replacement cost of the Building or Project and more than Two Hundred Fifty Thousand Dollars ($250,000.00) of such damage is not fully covered by Landlord’s insurance policies (other than deductible amounts) that Landlord actually carries or is required to carry under this Lease, and Tenant does not agree in writing to fund such excess within ten (10) business days after its receipt of written notice from Landlord; (iv) the damage is in excess of twenty-five percent (25%) of the replacement cost of the Building and Landlord decides to rebuild the Building so that it will be substantially different structurally or architecturally or (v) the damage occurs during the last six (6) months of the Lease Term and, in Landlord’s reasonable judgment, repairs cannot reasonably be completed within sixty (60) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums).

Section 8.02	Waiver of Civil Code Remedies

Tenant hereby expressly waives any rights to terminate this Lease upon damage or destruction to the Premises, including without limitation any rights pursuant to the provisions of Section 1932, Subdivisions 1 and 2 and Section 1933, Subdivision 4, of the California Civil Code, as amended from time to time, and the provisions of any similar law hereinafter enacted.

Section 8.03	No Abatement of Rentals

Except as otherwise expressly provided in Section 8.01(a) above, the Base Rent, Additional Rent and other charges due under this Lease shall not be reduced or abated by reason of any damage or destruction to the Premises, and Landlord shall be entitled to all proceeds of the insurance maintained pursuant to Section 7.01 above. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business (including, without limitation, loss of business, profits or goodwill), resulting in any way from any damage or the repair thereof.

Section 8.04	Tenant’s Termination Rights

Tenant shall have the right to terminate this Lease if all or any material part of the Premises or the Common Area serving or providing access to the Premises are damaged during the Lease Term from any fire or other casualty and (i) the repairs cannot reasonably be completed within two hundred ten (210) days after the date of the casualty (when such repairs are made without the payment of overtime or other premiums), or (ii) the damage occurs during the last six (6) months of the Lease Term and the necessary repairs cannot reasonably be completed within sixty (60) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums).

Section 8.05	No Liability for Tenant’s Alterations or Personal Property

In no event shall Landlord have any liability for, nor shall it be required to repair or restore, any injury or damage to Tenant’s Alterations, trade fixtures, furnishings, merchandise, equipment, artwork or other personal property to any other of such items of others in or upon the Premises, the Building or Lot 1 or the Project.

ARTICLE IX

REAL PROPERTY TAXES

Section 9.01	Payment of Taxes

(a) For all periods of time during the Lease Term, Tenant shall pay Tenant’s Premises Share, Tenant’s Lot 1 Share and/or Tenant’s Project Share of Real Property Taxes, as relevant, as is provided for in Section 4.06 above.

(b) Except as otherwise expressly provided herein below, if at any time during the Lease Term, the State of California or any political subdivision of the state, including any county, city, city and county, public corporation, district, or any other political entity or public corporation of this state, levies or assesses against Landlord a tax, fee, charge, imposition or excise on rents under leases of space in the Building or Lot 1, the square footage of the Building, the act of entering into leases of space in the Building, or the occupancy of tenants of the Building, or levies or assesses against Landlord any other tax, fee, or excise, however described, including, without limitation, a so-called value added, business license, transit, commuter, environmental or energy tax fee, charge or excise or imposition related to the Building, as a direct substitution in whole or in part for, or in addition to, any Real Property Taxes (collectively, “Additional Real Property Taxes”), then the same shall be included in “Real Property Taxes” for all purposes hereunder; provided that, notwithstanding the foregoing, if any such Additional Real Property Taxes pertain solely to (i) Rent under this Lease (as opposed to under all leases of space in the Building or Lot 1 or the Project), (ii) the square footage of the Premises (as opposed to the square footage of the Building or Lot 1 or the Project), (iii) the act of entering into this Lease, or (iv) the occupancy of Tenant (as opposed to all tenants or occupants of the Building or Lot 1 or the Project) (as opposed to all leases of space in the Building or Lot 1 or the Project), then such Additional Real Property Taxes shall not be included in “Real Property Taxes,” and shall be the sole obligation and liability of Tenant and shall be paid by Tenant, as Additional Rent, ten (10) days before delinquency (or, if such Additional Real Property Taxes are levied against Landlord or Landlord’s property, then Landlord shall pay the same before delinquency and Tenant shall reimburse Landlord the amount of the same within thirty (30) days after written demand accompanied by a copy of Landlord’s tax bill); and further provided that, if any such Additional Real Property Taxes pertain not only to Lot 1 or the Project, but to additional property of Landlord located outside Lot 1 or the Project as well, then “Real Property Taxes” shall only include a portion of such Additional Real Property Taxes, which portion shall be computed upon the amounts and at the rates that otherwise would be payable if Lot 1 or the Project were the only property of Landlord.

(c) Landlord shall provide Tenant with copies of all tax and assessment bills on the Premises promptly upon Landlord’s receipt of Tenant’s written request therefor, and Landlord shall also provide to Tenant evidence of payment promptly upon Landlord’s receipt of Tenant’s written request therefor.

(d) With respect to taxes and assessments which may lawfully be paid in installments, “Real Property Taxes” for any period during the Lease Term shall include only such portion of the same which is payable within such period and any interest payable thereon computed (whether or not such is the case) as if Landlord had elected to pay the same over the longest period permitted by law.

(e) If Landlord shall obtain any abatement or refund on account of any Real Property Taxes or Additional Real Property Taxes as to which Tenant shall have made payments hereunder, then Landlord shall promptly refund to Tenant an equitable portion of any such abatement or refund, after deducting therefrom the reasonable costs and expenses incurred by Landlord in obtaining such abatement or refund; it being understood that the provisions of this Section 9.02(e) shall survive the expiration or earlier termination of this Lease.

Section 9.02	Proration for Partial Years

If any Real Property Taxes or Additional Real Property Taxes to be paid by Tenant shall cover any period prior to the Commencement Date or after the Expiration Date, then Tenant’s Share, as applicable, of such Real Property Taxes shall be prorated on a day-for-day basis such that the amount actually paid or reimbursement by Tenant covers only the period of time within the applicable tax fiscal year during which this Lease shall be in effect.

Section 9.03	Personal Property Taxes

(a) Tenant shall pay prior to delinquency all taxes imposed, assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in, on or about the Premises. When possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.

(b) If any of Tenant’s said personal property shall be assessed with Landlord’s real property, Tenant shall pay to Landlord, as Additional Rent, the amount of taxes attributable to Tenant’s personal property within thirty (30) days after Tenant’s receipt of a written statement thereof.

(c) If Tenant shall fail to make timely payment of any such taxes pursuant to Subsections 9.03(a) or (b), Landlord shall have the right to pay the same, in which case Tenant shall repay such amount to Landlord, as Additional Rent, with Tenant’s next installment of Rent, together with interest at the Agreed Rate (as defined in Section 17.02 below).

ARTICLE X

UTILITIES

Tenant shall pay, prior to delinquency and throughout the Lease Term, all charges for water, gas, heating, ventilation, air conditioning, cooling, sewer, telephone, electricity, garbage, janitorial service, landscaping and all other services and utilities supplied to the Premises, including Tenant’s Premises Share, Tenant’s Lot 1 Share or Tenant’s Project Share, as relevant, of any such services or utilities which are not separately metered for or billed to the Premises. Landlord may, at Tenant’s expense, install devices which separately meter Tenant’s consumption of utilities. All charges for utilities and services which are separately metered to the Premises or which are provided directly to Tenant or the Premises by utility companies or third party providers shall be included in Operating Expenses and paid directly by Tenant to such utility companies or third party providers prior to delinquency. All charges for utilities and services for the sole benefit of Tenant or the Premises which are billed to and paid by Landlord directly shall be paid by Tenant to Landlord based on Tenant’s Premises Share of Operating Expenses. All other charges for utilities and services shall be included in Operating Expenses recoverable by Landlord in accordance with Article IV; provided, however, that notwithstanding anything to the contrary contained in this Lease, Tenant shall have no obligation to pay or reimburse Landlord for any costs or expenses arising from (i) the disproportionate use of any utility or service supplied by Landlord to any other occupant of the Building, Lot 1, or the Project or (ii) associated with utilities of a type not provided to or for the benefit of Tenant. The disruption, failure, lack or shortage of any service or utility provided by Landlord with respect to the Premises, the Building, Lot 1 or the Project due to any cause whatsoever shall not affect any obligation of Tenant hereunder, and Tenant shall faithfully keep and observe all the terms, conditions and covenants of this Lease and pay all Rent due hereunder, all without diminution, credit or deduction; provided, however, that within a reasonable time after Landlord’s receipt of written notice from Tenant specifying such failure, but in no event later than thirty (30) days after Landlord’s receipt of such written notice from Tenant, Landlord shall initiate the cure of such failure and thereafter shall diligently prosecute said cure to completion, and provided further that: (i) if such disruption, failure, lack or shortage is caused by Landlord’s failure to observe or perform its obligations hereunder, then, if, despite such diligent efforts by Landlord, such interruption persists for a period in excess of four (4) consecutive business days, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent payable hereunder during the period beginning on the fifth (5th) consecutive business day of such interruption an ending on the day the utility or service has been restored; and (ii) if such interruption is due to any reason other than the actions of Tenant or any Tenant Party, then, notwithstanding the fact that such interruption was not caused by Landlord’s failure to observe or perform its obligations hereunder, Tenant shall be entitled to an abatement of Base Rent for the period such interruption commences until it ends to the extent (and only to the extent) that Landlord is actually reimbursed for such Base Rent abatement by any rental-loss insurance policy that Landlord is then carrying on the Project, the cost of which has been included in Operating Expenses. Notwithstanding anything herein to the contrary, in the event of an interruption due to a casualty, the terms of Article VIII of this Lease shall supersede the terms of this Article X.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

Section 11.01	Landlord’s Consent Required

Except as provided in Section 11.02, Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, license or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises or any part thereof, without Landlord’s prior written consent; provided, however, Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of this Lease or a subletting of all or a portion of the Premises. Landlord shall respond in writing to Tenant’s request for consent hereunder in a timely manner (but in no more than fifteen [15] days after its receipt of written request from Tenant) and any attempted assignment, transfer, mortgage, encumbrance, subletting or licensing without such consent shall be void, and shall constitute a breach of this Lease. Tenant shall reimburse Landlord upon demand for Landlord’s reasonable out-of-pocket attorneys’ fees) involved in reviewing any request for consent whether or not such consent is granted.

Section 11.02	Tenant Affiliates

Tenant, without Landlord’s prior written consent, but upon not less than ten (10) business days prior written notice to Landlord , may assign this Lease, or sublet all or any portion of the Premises, to any business entity which controls, is controlled by, or is under common control with Tenant, or to any business entity resulting from the merger or consolidation with Tenant, or to any person or entity which acquires all of Tenant’s stock or assets (“Affiliate”), provided that said assignee or subtenant (i) in connection with a business entity resulting from the merger or consolidation with Tenant, or to any person or entity which acquires all of Tenant’s stock has a net worth equal to or greater than that of Tenant as of the date on which such transfer occurs, and (ii) assumes, in full, the obligations of Tenant under this Lease. Any portion of the Premises which is assigned or sublet to an Affiliate of Tenant shall not be included in the calculation of subleased, assigned or transferred Rentable Area for the purposes of Section 11.06, or be subject to any excess rent calculation under Section 11.04.

Section 11.03	No Release of Tenant

Regardless of whether or not Landlord’s consent is required or obtained, no subletting or assignment (including, without limitation, to an Affiliate) shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed consent to any subsequent assignment or subletting. In the event of any default in the payment of Rent or performance of any obligation hereunder by any assignee or successor of Tenant, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee or successor.

Section 11.04	Excess Rent

In the event Landlord shall consent to a sublease or an assignment, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of all sums (including the fair market value of all non-cash consideration, but excluding the sale or rental of business assets at fair market value) collected or received by Tenant from a subtenant or assignee which are in excess of the Base Rent and Additional Rent due and payable with respect to the subject space pursuant to Article IV for the time period encompassed by the sublease or assignment term, after first deducting reasonable leasing commissions and legal fees paid by Tenant with respect to such sublease or assignment. With respect to an assignment, Tenant shall make such payment on the effective date of such assignment. With respect to a sublease, Tenant shall make such payment, in advance, on a monthly basis with its regularly scheduled Base Rent payments.

Section 11.05	Information to be Provided

Tenant’s written request to Landlord for consent to an assignment or subletting or other form of transfer shall be accompanied by (a) the name and legal composition of the proposed transferee; (b) the nature of the proposed transferee’s business to be carried on in the Premises; (c) the terms and provisions of the proposed transfer agreement (including, without limitation, a description of the portion of the Premises to be transferred, and the effective date of the proposed transfer); (d) a copy of all executed and/or proposed documentation pertaining to the proposed transfer; and (e) such financial and other reasonable information as Landlord may request concerning the proposed transferee.

Section 11.06	Landlord’s Recapture Rights

(a) Landlord’s Recapture Rights

Notwithstanding any other provision of this Article 11, if Tenant desires to assign, sublease or otherwise transfer to any person or entity (other than an Affiliate) any interest in this Lease or the Premises or any part thereof, then Tenant shall deliver to Landlord a written request for consent, together with all of the information specified in Section 11.05 above. If such transfer (together with all other assignments, subleases or transfers then in effect) would affect fifty percent (50%) of the Rentable Area of the Premises in the aggregate for more than seventy-five percent (75%) of the remainder of the Term, then Landlord shall have the option to recapture the space Tenant is then seeking to transfer (the “Recapture Space”), which option shall be exercisable only by giving written notice to Tenant (“Recapture Notice”) within ten (10) days after Landlord’s receipt of Tenant’s request for consent. Upon Landlord’s timely delivery of a Recapture Notice to Tenant, this Lease shall terminate this Lease with respect to the Recapture Space effective on the date that is specified in Tenant’s request for consent as the effective date of the proposed transfer. Notwithstanding the foregoing, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within ten (10) days after Tenant’s receipt of the Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed transfer, in which case the transfer shall not be consummated and this Lease shall remain in full force and effect as to the Recapture Space. Tenant’s failure to so notify Landlord in writing within said ten (10) day period shall be deemed to constitute Tenant’s election to allow the Recapture Notice to be effective.

(b) Consequences of Recapture

If Landlord recaptures less than the entire Premises pursuant to Section 11.06(a) above, then the Rent reserved herein shall be prorated on the basis the of the Rentable Area of the portion of the Premises retained by Tenant in proportion to the Rentable Area contained in the Premises. This Lease, as so amended, shall continue thereafter in full force and effect. Either party may require written confirmation of the amendments to this Lease necessitated by Landlord’s recapture of the Recapture Space. If Landlord recaptures the Recapture Space, then Landlord, at Landlord’s sole expense, shall construct, paint, and furnish any partitions required to segregate the Recapture Space from the remaining Premises retained by Tenant, as well as arrange for separate provision of utilities and services (including, at Landlord’s option, installation of separate meters if and to the extent the premises are served by separately metered utilities).

ARTICLE XII

DEFAULTS; REMEDIES

Section 12.01	Defaults

The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant:

(a) The abandonment of all or a substantial portion of the Premises by Tenant or the making of an assignment, subletting or other transfer in violation of Article XI; provided however, abandonment shall be considered to not occur if the Premises are maintained and occupied to the extent necessary to maintain the insurance on each and every portion of the Premises;

(b) The failure by Tenant to make any payment of Base Rent as and when due, if such failure continues for a period of five (5) business days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be five (5) business days rather than the statutory three (3) days and that such notice is prepared and served upon Tenant in accordance with all statutory requirements;

(c) The failure by Tenant to make any payment of any other sum owing under this Lease as and when due, if such failure continues for a period of five (5) business days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be five (5) business days rather than the statutory three (3) days and that such notice is prepared and served upon Tenant in accordance with all statutory requirements;

(d) Tenant’s failure to provide (i) any supplemental letter of credit as required by Section 4.07(c) or (ii) any instrument or assurance as required by Section 7.05 or (iii) estoppel certificate as required by Section 15.01 or (iv) any document subordinating this Lease to a lender’s deed of trust as required by Section 17.13, if any such failure continues for five (5)

business days after written notice of the failure. In the event Landlord serves Tenant with a Notice to Perform Covenant or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be five (5) business days rather than the statutory three (3) days and that such notice is prepared and served upon Tenant in accordance with all statutory requirements;

(e) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in paragraphs (a), (b), (c) or (d) of this Section 12.01, if such failure continues for a period of twenty (20) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said twenty (20) day period and thereafter diligently prosecutes such cure to completion. In the event Landlord serves Tenant with a Notice to Perform Covenant or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be twenty (20) days rather than the statutory three (3) days and that such notice is prepared and served upon Tenant in accordance with all statutory requirements;

(f)(i) The making by Tenant of any general arrangement or assignment for the benefit of creditors; (ii) the filing by Tenant of a voluntary petition in bankruptcy under Title 11 U.S.C. or the filing of an involuntary petition against Tenant which remains uncontested for a period of sixty (60) days; (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, which appointment is not dismissed within sixty (60) days thereafter; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, which is not dismissed within sixty (60) days thereafter; provided, however, in the event that any provisions of this Section 12.01(e) is contrary to any applicable law, such provision shall be of no force or effect;

(g) The discovery by Landlord that any financial statement given to Landlord by Tenant, or any guarantor of Tenant’s obligations hereunder, was materially false when given; and

(h) The occurrence of a material default and breach (beyond any applicable notice and cure periods) by Tenant under any other lease between Tenant and Landlord or any affiliate thereof for space in the Project.

Section 12.02	Remedies

In the event of any such material default and breach by Tenant, Landlord may at any time thereafter, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default and breach:

(a) Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from

Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, (i) the cost of recovering possession of the Premises including reasonable attorney’s fees related thereto; (ii) the worth at the time of the award of any unpaid Rent that had been earned at the time of the termination, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iii) the worth at the time of the award of the amount by which the unpaid Rent that would have been earned between the time of the termination and the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iv) the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided, to be computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%), (v) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform obligations under this Lease, including, but not limited to, brokerage commissions and advertising expenses, expenses of remodeling the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant, and (vi) any other amounts, in addition to or in lieu of those listed above, that may be ordered by a court of competent jurisdiction or arbitrator, or permitted by applicable law.

(b) Maintain Tenant’s right to possession as provided in Civil Code Section 1951.4 (Landlord may continue lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder.

(c) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of California.

Section 12.03	Default by Landlord

Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after receipt of written notice from Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying that Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In the event Landlord does not commence and diligently prosecute the performance of any maintenance or repair required of Landlord hereunder within the thirty (30) day period provided herein (or three (3) business days after receipt of written notice thereof if such default materially and adversely impairs Tenant’s ability to use the Premises or any material portion thereof for the operation of its business pursuant to the terms of this Lease, or poses a material and imminent risk to the health or safety of persons), and in the event that such maintenance or repair relates to improvements which are wholly within the Premises (not including any Building core systems or equipment), Tenant may perform such maintenance or repair, and Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action, together with interest thereon at the Agreed Rate. Tenant waives any right to terminate this Lease or to vacate the Premises on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief.

Section 12.04	Late Charges

Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designated agent within five (5) business days after such amount is due and owing, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such amount each time a late charge is payable during the Lease Term. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Rent, then Rent for the next one-year period shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding Section 4.01 or any other provision of this Lease to the contrary. Notwithstanding the foregoing or anything to the contrary contained in this Lease, no late charge or interest shall be due on the first (and only the first) late payment of Rent by Tenant during any twelve (12) month period of the Lease Term, unless Tenant fails to make such payment within five (5) business days after its receipt of a written notice of deficiency from Landlord; provided, however, that in no event shall Landlord be required to provide Tenant with written notice of such late payment more than three (3) times during the Lease Term and any Extension Term thereof, and afterwards Tenant shall be responsible for payment of a late chare as and when is otherwise provided for in this Section 12.04.

Section 12.05	Landlord’s Right to Perform Tenant’s Obligations

All obligations to be performed or observed by Tenant under this Lease shall be performed or observed by Tenant at Tenant’s expense and without any reduction of Rent. Landlord may perform or observe any obligation of Tenant which is in default hereunder beyond applicable the applicable notice and cure period, without waiving Landlord’s other rights and remedies for Tenant’s failure to perform or observe any obligations under this Lease and without releasing Tenant from any such obligations. Within thirty (30) days after receiving a statement from Landlord, Tenant shall pay to Landlord the amount of expense reasonably incurred by Landlord in performing or observing Tenant’s obligation.

ARTICLE XIII

CONDEMNATION OF PREMISES.

Section 13.01	Total Condemnation

If the entire Premises shall be taken by condemnation at any time during the Lease Term (whether by exercise of governmental power or the sale or transfer by Landlord to any condemnor under threat of condemnation or while proceedings for condemnation are pending) such that there does not remain a portion suitable for occupation, then this Lease shall terminate as of the date transfer of possession is required. Upon such condemnation, all Rent shall be paid up to the date transfer of possession is required, and Tenant shall have no claim against Landlord or the award for the value of the unexpired portion of the Lease Term.

Section 13.02	Partial Condemnation

Except as otherwise provided in this Section 13.02, if any portion of the Premises is taken by condemnation during the Lease Term (whether by exercise of governmental power or the sale or transfer by Landlord to any condemnor under threat of condemnation or while proceedings for condemnation are pending), then this Lease shall remain in full force and effect as to the portion not taken. If a partial taking leaves the Premises unfit for the conduct of Tenant’s business, then Tenant shall have the right to terminate this Lease effective as of the date transfer of possession is required. In addition, if more than fifty percent (50%) of the total Rentable Area of the Premises is taken by condemnation, then Landlord shall have the right to terminate this Lease effective as of the date transfer of possession is required. Tenant and Landlord may elect to exercise their respective rights to terminate this Lease pursuant to this Section 13.02, if at all, by delivering written notice to the other party within thirty (30) days after receipt of notice of such condemnation. All Rent shall be paid up to the date of termination, and Tenant shall have no claim against Landlord for the value of the unexpired portion of the Lease Term. If this Lease shall not be terminated, then the Rent reserved herein shall be prorated on the basis the of the Rentable Area of the portion of the Premises retained by Tenant in proportion to the Rentable Area contained in the Premises immediately prior to the partial taking. If Tenant’s continued use of the Premises requires alterations and repair by reason of a partial taking, all such alterations and repair shall be made by Landlord at Landlord’s expense. Tenant waives all rights it may have under California Code of Civil Procedure Section 1265.130 or otherwise, to terminate this Lease based on partial condemnation.

Section 13.03	Award to Tenant

In the event of any condemnation (whether total or partial), Tenant shall have the right to claim and recover from the condemning authority such compensation as may be separately awarded or recoverable by Tenant for loss of Tenant’s business fixtures, or equipment belonging to Tenant immediately prior to the condemnation. In the event of any condemnation (whether total or partial), any condemnation award attributable to any “bonus value” of the leasehold estate - OR - amount attributable to any excess of the market value of the Premises for the remainder of the Lease Term over the then present value of the Rent payable for the remainder of the Lease Term) shall belong to Landlord, and Tenant shall have no right to recover such amounts from Landlord or from the condemning authority for any claims arising out of such taking; provided, however, notwithstanding the foregoing, as long as the award payable to Landlord is not reduced thereby, Tenant shall have the right to make a separate claim in the condemnation proceeding for, and to recover from the condemning authority, such compensation as may be separately awarded or recoverable by Tenant for (a) loss of Tenant’s business fixtures, or equipment belonging to Tenant immediately prior to the condemnation, (b) the taking of the unamortized value (using the Lease Term as the amortization period) of any Tenant Improvements paid for by Tenant which are not removed by Tenant, (c) Tenant’s moving and relocation costs, and (d) Tenant’s goodwill.

ARTICLE XIV

ENTRY BY LANDLORD

Tenant shall permit Landlord and its employees, agents and contractors to enter the Premises and all parts thereof upon not less than twenty-four (24) hours’ notice, which may be oral (or without notice in the case of an emergency) at all reasonable times, subject to Tenant’s reasonable security requirements, for any of the following purposes: (i) to inspect the Premises; (ii) to maintain the Premises; (iii) to make such repairs to the Premises as Landlord is obligated or may reasonably elect to make; (iv) to make repairs, alterations or additions to any other portion of the Building; (v) to show the Premises and to post “For Lease” signs for the purposes of re-letting the Premises during the last twelve (12) months of the Lease Term; (vi) to show the Premises to prospective lenders or purchasers of the Building; and (vii) to post notices of nonresponsibility; provided, however, that any such entry shall be accomplished reasonably expeditiously and in a manner so as to cause reasonably little interference to Tenant and shall be performed after business hours if reasonably practical. Landlord shall have such right of entry without any abatement of Rent to Tenant. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises occasioned by such right of entry by Landlord. Landlord acknowledges and agrees that Tenant may require that Landlord be accompanied by an employee of Tenant during any such entry into the Premises by Landlord; provided, however, that in no event shall the unavailability of such escort at the time that Landlord is permitted to enter the Premises delay Landlord’s entry into the Premises as permitted hereunder. Even in emergency situations, Landlord shall use commercially reasonable efforts (with commercially reasonable meaning in the circumstances of the emergency) to minimize any disruption to Tenant’s business operations.

ARTICLE XV

ESTOPPEL CERTIFICATE

Section 15.01	Tenant’s Statement

Tenant shall, at any time upon not less than fifteen (15) days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in the same form and substance as Exhibit G attached hereto in writing (i) certifying, if true, that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying, if true, that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any; (ii) acknowledging, if true, that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord or Tenant hereunder, or specifying such defaults if any are known or claimed; and (iii) certifying or acknowledging, if true, such other matters as are requested by any prospective lender or purchaser of the Building which are reasonably related to the loan or sale transaction. Any such statement may be conclusively relied upon by any prospective lender or purchaser of the Building.

Section 15.02	Tenant’s Failure to Deliver

Tenant’s failure to timely execute, acknowledge and deliver such statement after written notice thereof and the expiration of the cure period specified in Section 12.01(d)(iii) shall constitute an acceptance and acknowledgment by Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance, and (iii) not more than one month’s rent has been paid in advance.

ARTICLE XVI

LIMITATIONS ON LANDLORD’S LIABILITY

If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the interest of Landlord in the Building and any sales, condemnation or insurance proceeds received by Landlord therefor. Landlord shall not have any personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Article XVI shall inure to the benefit of Landlord’s and all Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any personal liability for the performance of Landlord’s obligations under this Lease. Under no circumstances shall any officer, shareholder, agent or employee of Tenant any personal liability for breach of this Lease, and Landlord expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Landlord.

ARTICLE XVII

GENERAL PROVISIONS

Section 17.01	Severability

The invalidity of any provision of this Lease shall in no way affect the validity of any other provision hereof.

Section 17.02	Agreed Rate Interest on Past-Due Obligations

Any amount due to either party not paid when due shall bear interest at the Bank of America prime rate plus two percent (2%) (the “Agreed Rate”). Payment of such interest shall not excuse or cure any default by Tenant under this Lease. Despite any other provision of this

Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to the payor by application of the amount of excess interest paid against any sums outstanding in any order that payee requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to the payor by the payee.

Section 17.03	Time of Essence

Time is of the essence in the performance of all obligations under this Lease.

Section 17.04	Submission of Lease

The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises situated in Lot 1 or the Project. The return to Landlord of Tenant-executed copies of this Lease shall not be binding upon Landlord, notwithstanding any preparation or anticipatory reliance or expenditures by Tenant or any time interval, until Landlord has in fact executed and actually delivered a fully-executed copy of this Lease to Tenant.

Section 17.05	Incorporation of Prior Agreements and Exhibits

This Lease (including Exhibits A, B, C, D, E, F, G, H, and I) contains all agreements of the parties with respect to any matter mentioned herein. All of those exhibits, together with the schedules thereto, are hereby incorporated into this Lease by this reference hereto, and are made a part of this Lease. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Tenant hereby acknowledges that neither the Landlord nor any employees or agents of the Landlord has made any oral or written warranties or representations to Tenant relative to the condition or use by Tenant of said Premises and Tenant acknowledges that Tenant assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all applicable laws and regulations in effect during the Lease Term except as otherwise specifically stated in this Lease.

Section 17.06	Notices

(a) Written Notice

Any notice required or permitted to be given hereunder shall be in writing and shall be given by a method described in paragraph (b) below and shall be addressed to Tenant or to Landlord, as the case may be, at the respective address noted below next to the signature of such party. Either party may, by notice to the other party, specify a different address for notice purposes. A copy of all notices required or permitted to be given hereunder to Tenant or to Landlord, as the case may be, shall be concurrently transmitted to such other persons at such addresses as may hereafter be designated by Tenant or Landlord, respectively, by notice to the other party; provided, however, no delay or failure of delivery to any such persons shall affect the validity of the delivery of such notice to Tenant or to Landlord, as the case may be.

(b) Methods of Delivery

(i) When personally delivered to the recipient, notice is effective upon delivery. Delivery to the person apparently designated to receive deliveries at the subject address (e.g., a receptionist) shall constitute personal delivery if made during business hours.

(ii) When mailed by certified mail with return receipt requested, notice is effective upon receipt if delivery is confirmed by a return receipt.

(iii) When delivered by recognized overnight courier service (e.g., Federal Express, Airborne, United Parcel Service, DHL WorldWide Express) with charges prepaid or charged to the sender’s account, notice is effective upon delivery if delivery is confirmed by the courier service.

(c) Refused, Unclaimed or Undeliverable Notices

Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the notice was refused, unclaimed, or considered undeliverable by the postal authorities, messenger, or overnight courier service. Notwithstanding the foregoing or anything to the contrary contained herein, any notice that is delivered on a Saturday, Sunday or legal holiday recognized in Sunnyvale, California shall not be deemed received until the next business day.

Section 17.07	Waivers

No waiver of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provisions. Any consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of consent to or approval of any subsequent act. The acceptance of Rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

Section 17.08	Recording

Either Landlord or Tenant shall, upon request of the other, execute, acknowledge and deliver to the other a “short form” memorandum of this Lease for recording purposes, provided that Tenant shall also simultaneously execute in recordable form and delivering to Landlord a Quit Claim Deed as to its leasehold and any other interest in the Premises and hereby authorizes Landlord to date and record the same only upon the expiration or sooner termination of this Lease.

Section 17.09	Surrender of Possession; Holding Over

(a) At the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant’s wiring, equipment, trade fixtures, supplies, wall decorations, signage and other personal property from the Premises, the Building and the Common Area and shall vacate the Premises, and surrender to Landlord possession of the Premises and all improvements therein, broom clean and in as good order and condition as when possession was taken by Tenant, excepting only normal wear and tear and damage due to casualty or eminent domain. Except for such normal wear and tear and damage due to casualty or eminent domain, Tenant shall: (i) repair all damage to the Premises, the interior and exterior of the Building and the Common Area caused by Tenant’s removal of its property; (ii) patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or any Tenant Parties to the roof, floor, interior or exterior walls or ceiling of the Premises and the Building, whether or not such penetrations were made with Landlord’s approval; (iii) repair or replace all stained or damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Landlord; and (iv) repair all damage caused by Tenant to the exterior surface of the Building and to the paved surfaces of the Common Area and, where necessary, replace or resurface same. Upon the expiration or earlier termination of this Lease, Landlord may reenter the Premises and remove all persons and property therefrom in accordance with all legal due process requirements. If Tenant shall fail to surrender to Landlord the Premises, the Building and the Common Area in the condition required by this Section 17.09(a) at the expiration or earlier termination of this Lease, then Landlord, at Tenant’s expense, may, after Tenant has surrendered possession of the Premises to Landlord, remove Tenant’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises, the Building and the Common Area to the required condition, together with interest thereon at the Agreed Rate from the date incurred by Landlord until paid. Tenant shall pay to Landlord the amount of all costs so incurred (including, without limitation, costs of disposal, storage and insurance), together with interest at the Agreed Rate, within thirty (30) days after receipt of an invoice therefor.

(b) If Tenant remains in possession of the Premises after expiration of the Lease Term, and if Landlord and Tenant have not executed an express written agreement as to such holding over, then such occupancy shall be a tenancy from month-to-month on every applicable term, condition and agreement contained herein (including the payment of Additional Rent), except that monthly Base Rent shall be payable at a rate equivalent to one hundred fifty percent (150%) of the monthly Base Rent in effect immediately prior to such expiration for the first month of any such holdover and one hundred seventy-five percent (175%) of the Monthly Base Rent in effect immediately prior to such expiration thereafter for the remainder of any such holdover.

Section 17.10	Cumulative Remedies

No remedy or election hereunder by Landlord shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

Section 17.11	Covenants and Conditions

Each provision of this Lease to be observed or performed by Tenant shall be deemed both a covenant and a condition.

Section 17.12	Binding Effect; Choice of Law

Subject to any provisions hereof restricting assignment or subletting by Tenant and subject to the provisions of Article XVI, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the internal laws of the State of California without resort to choice of law principles.

Section 17.13	Lease to be Subordinate

Tenant agrees that this Lease is and shall be, at all times, subject and subordinate to (a) the lien of any mortgage, deed of trust or other encumbrances now existing or hereafter executed which Landlord may create against the Premises, the Building or Lot 1 or the Project, including all modifications, renewals, extensions and replacements thereof, and (b) all ground or underlying leases now existing or hereafter executed affecting the Building or Lot 1 or the Project, including all modifications, renewals, extensions and replacements thereof; provided, however, that regardless of any default under any such mortgage, deed of trust or other encumbrance or any sale of the Premises under such mortgage, deed of trust or other encumbrance, and regardless of any default under any such ground or underlying lease or any termination of any such ground or underlying lease, so long as Tenant is not in default (beyond applicable notice and cure periods) of its obligations under this Lease, this Lease and Tenant’s possession and rights hereunder shall not be disturbed by any mortgagee, beneficiary, or ground or underlying Landlord, or anyone claiming under or through any such mortgagee, beneficiary, or ground or underlying landlord. Tenant shall execute and deliver any commercially reasonable documents confirming the subordination of this Lease within ten (10) business days after delivery of same by Landlord, so long as the mortgagee, beneficiary, or ground or underlying landlord agrees therein that this Lease will not be terminated if Tenant is not in default (beyond applicable notice and cure periods) following either the foreclosure of any such mortgage, deed of trust or other encumbrance (or the granting of a deed in lieu thereof) or the termination of any such ground or underlying lease. Tenant hereby agrees that a Subordination, Nondisturbance and Attornment Agreement (“SNDA”) which is substantially in the form attached hereto as Exhibit E or another commercially reasonable form shall be deemed to be commercially reasonable for purposes of the immediately preceding sentence. Tenant’s obligations under this Lease shall be conditioned upon its receipt of an SNDA in the form of Exhibit E from the current lender on the Project as of the Effective Date of this Lease, within sixty (60) days after the full execution hereof. If such an SNDA is not received by Landlord and Tenant within such sixty (60) day time period, Tenant shall provide Landlord with written notice of such failure, and if Landlord and Tenant have not received such a SNDA within two (2) business days thereafter, then Tenant may immediately terminate this Lease upon written notice thereof to Landlord. Landlord agrees, upon written request therefor by Tenant, to inform Tenant of the identity of any other lenders that then have a lien on the Premises. Notwithstanding any subordination of this Lease, in the event of either the foreclosure of any such mortgage, deed of trust or other encumbrance (or the granting of a deed in lieu thereof) or the termination of any such ground or underlying lease, Tenant shall attorn to, and become the tenant of, the successor to Landlord (i.e., such mortgagee, beneficiary or other successor to Landlord by foreclosure or deed in lieu thereof, or such ground or underlying landlord, as the case may be), at the option of such successor to Landlord; provided however, in no event shall any such successor to Landlord (i) be liable for any previous act or omission of Landlord under this Lease; provided, however, that such successor shall be obligated to cure any default by Landlord hereunder that is of a continuing nature (e.g., repair and maintenance obligations ), (ii) be subject to any offset, defense or counterclaim against Landlord which shall theretofore have accrued to Tenant under this Lease that is not expressly set forth in this Lease, (iii) have any obligation with respect to any security deposit, unless the same shall have been paid or physically delivered to such successor, or (iv) be bound by any Rent (other than prepaid Operating Expenses) paid more than one month in advance to Landlord or any prior landlord or owner.

Section 17.14	Attorneys’ Fees

In the event any action or proceeding is brought by any party to enforce or interpret the provisions of this Lease, or if any other action or proceeding is brought arising out of or relating to this Lease, the prevailing party in such action or proceeding shall be entitled to recover the reasonable fees of its attorneys, experts and arbitrators, and other costs of suit.

Section 17.15	Signs

Subject to the terms of this Section 17.15 and Exhibit D, Tenant shall have the non-exclusive right, at Tenant’s sole expense, to install Tenant’s company name on Tenant’s share of the Building monument and pedestrian monument signs for the Building, along with the lobby directory of the Building. Tenant shall not place any signs outside the Premises (or visible from outside the Premises) without Landlord’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that any such signage shall be subject to the terms of this Section 17.15. Tenant’s identification signage on the Building and Tenant’s other signage outside the Premises (or visible from outside the Premises) shall be referred to herein, collectively, as “Tenant’s Signage.” All aspects of Tenant’s Signage, including, but not limited to, quality, design, color, style, lighting, size and specifications, as applicable, shall be (i) consistent with Landlord’s signage policy set forth on Exhibit D attached hereto and any other signage program for the Building or Lot 1 or the Project which may be in effect from time to time, (ii) subject to Landlord’s prior written approval, in Landlord’s sole and absolute discretion, provided that Landlord will not unreasonably withhold its consent to a Tenant sign which employs a design and color commonly used by such Tenant for marketing purposes, so long as it fits within the space allocated by Landlord, and so long as it is in keeping with the overall design scheme of the Project, (iii) in compliance with all applicable governmental laws, ordinances, rules, regulations, codes and approvals and (iv) the Moffett Towers Multi-Tenant Signage Standards Final dated 9/19/08 as approved by the City of Sunnyvale. Tenant shall be responsible, at its sole cost and expense, for the installation, maintenance, repair and replacement of Tenant’s Signage. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove Tenant’s Signage and repair any damage resulting therefrom, ordinary wear and tear and damage caused by casualty excepted. Notwithstanding anything to the contrary contained in this Section 17.15, Landlord, at its election, shall have the right to perform any and all installation, maintenance, repair, replacement and removal of

Tenant’s Signage and to repair any damage resulting therefrom (ordinary wear and tear and damage caused by casualty excepted), in which instance Tenant shall pay to Landlord upon demand the cost of such installation, maintenance, repair, replacement, removal and repair within thirty (30) days after receipt of an invoice. Tenant shall be responsible, at its sole cost and expense, for obtaining all governmental approvals for Tenant’s Signage, provided that Tenant shall not submit any applications or requests for governmental approvals without first obtaining Landlord’s prior written approval thereof (which approval shall not be unreasonably withheld, conditioned or delayed), and provided further that Tenant shall provide written notice to Landlord of all hearings and meetings with any applicable governmental authority regarding Tenant’s applications or requests for governmental approvals not later than five (5) business days prior thereto. Subject to the foregoing, upon request by Tenant from time to time, Landlord agrees (provided that Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord) to reasonably cooperate with Tenant in connection with Tenant’s efforts to obtain all governmental approvals for Tenant’s Signage, provided that Landlord shall have no obligation (other than to act in a commercially reasonable and good faith manner) (and Tenant shall have no right) to agree to or to comply with any conditions which may be imposed upon Landlord or the Building or Lot 1 or the Project in connection with any governmental approvals for Tenant’s Signage. Tenant hereby acknowledges and agrees that the governmental approvals for Tenant’s Signage are not conditions to the validity of this Lease, and in the event Tenant fails to obtain any such approvals, this Lease shall continue in full force and effect in accordance with its terms, except that Tenant shall have no right with respect to Tenant’s Signage which is not so approved. The rights contained in this Section 17.15 with respect to Tenant’s Signage shall be personal to the originally named Tenant herein (“Original Tenant”) or an Affiliate and may only be exercised by the Original Tenant or an Affiliate (and not by any other assignee, subtenant or transferee, other than a sublessee or assignee that will be occupying more than fifty percent of the Premises and that has been approved by Landlord) if the Original Tenant or an Affiliate then occupies at least fifty percent of the Premises, provided that in any event the occupant(s) of the Premises would only be entitled to one (1) sign on any Building monument and pedestrian monument sign for the Building, and if the Original Tenant transferred these rights to any such assignee or sublessee, then the Original Tenant would be required to remove its signage in favor of the signs of such assignee or sublessee. In no event could Original Tenant or any subsequent tenant’s signage panels be subdivided into two (2) or more signs. Should the name of Original Tenant be legally changed or should Tenant’s Signage be assigned to an Affiliate (any such other name referred to herein as a “New Name”), Tenant, at its sole cost and expense, shall be entitled to modify Tenant’s name as the same appears on Tenant’s Signage to reflect Tenant’s New Name, so long as Tenant’s New Name is not an Objectionable Name. As used herein, the term “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building or Lot 1 or the Project, or which would otherwise reasonably offend a landlord of similar Buildings in the vicinity of the Building.

Section 17.16	Merger

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

Section 17.17	Quiet Possession

Landlord covenants that Tenant, so long as Tenant is not in default (beyond applicable notice and cure periods) of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the Lease Term, subject to all of the covenants, conditions and provisions of this Lease. The foregoing covenant is in lieu of any other covenant express or implied.

Section 17.18	Easements

Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of Parcel Maps and covenants, conditions and restrictions, so long as such easements, rights, dedications, Maps and covenants, conditions and restrictions do not unreasonably interfere with Tenant’s use of or access to the Premises or Tenant’s parking rights granted hereunder, or increase Tenant’s monetary obligations or materially increase Tenant’s other obligations under this Lease. Tenant shall sign any of the aforementioned or other documents, and take such other actions, which are reasonably necessary or appropriate to accomplish such granting, recordation and subordination of the Lease to same, upon request of Landlord, and failure to do so within ten (10) business days after a written request to do so shall constitute a material breach of this Lease, provided that Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses (including reasonable attorneys’ fees) necessarily incurred in the performance of Tenant’s obligations under this Section 17.18.

Section 17.19	Authority

Each individual executing this Lease on behalf of a corporation, limited liability company or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such entity in accordance with a duly adopted resolution of the governing group of the entity empowered to grant such authority, and that this Lease is binding upon said entity in accordance with its terms. Each party shall provide the other with a certified copy of its resolution within thirty (30) days after written request from the other party, but failure to do so shall in no manner (i) be evidence of the absence of authority or (ii) affect the representation or warranty.

Section 17.20	Force Majeure Delays

In any case where either party hereto is required to do any act (other than the payment of money), and the performance of such act is prevented, delayed or stopped due to Acts of God or nature, war, terrorism, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor or materials or equipment, government regulations, delay by government or regulatory agencies with respect to approval or permit process, unusually severe weather, the time for performance of such act (whether designated by a fixed date, a fixed time or a “reasonable time”) shall be deemed to be extended by the period of such prevention, delay or stoppage, but in no event shall the foregoing extend the time that Tenant is entitled to any abatement or rent or to terminate this Lease pursuant to any express provision contained in this Lease.

Section 17.21	Hazardous Materials

(a) Definition of Hazardous Materials and Environmental Laws

“Hazardous Materials” means any chemical, substance, petroleum, pollutant, product, waste or other material of any nature whatsoever (collectively called “Hazardous Materials”) subject to regulation pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. sections 2601, et seq.; the Clean Air Act, 42 U.S.C. sections 7401 et seq.; the Clean Water Act, 33 U.S.C. sections 1251, et seq.; the California Hazardous Waste Control Act, Health and Safety Code sections 25100, et seq.; the California Hazardous Substances Account Act, Health and Safety Code sections 26300, et seq.; the California Safe Drinking Water and Toxic Enforcement Act, Health and Safety Code sections 25249.5, et seq.; California Health and Safety Code sections 25280, et seq. (Underground Storage of Hazardous Substances); the California Hazardous Waste Management Act, Health and Safety Code sections 25170.1, et seq.; California Health and Safety Code sections 25501. et seq. (Hazardous Materials Response Plans and Inventory); California Health and Safety Code sections 25214.9 et seq. (Electronic Waste); or the Porter-Cologne Water Quality Control Act, California Water Code sections 13000, et seq.; all of the foregoing as may be amended from time to time; or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, but not limited to, warning, disclosure, management, storage, disposal, release, response, removal and remediation costs) or standards of conduct or performance concerning any Hazardous Material as now or at any time hereafter may be in effect (collectively, “Environmental Laws”).

(b) Use of Hazardous Materials

Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in, on or about Lot 1 or the Project by Tenant or Tenant’s Parties without the prior written consent of Landlord. Landlord shall not unreasonably withhold such consent so long as Tenant demonstrates to Landlord’s reasonable satisfaction that such Hazardous Materials and the quantity thereof are necessary or useful to Tenant’s business and will be used, kept and stored in a manner that complies with all applicable Environmental Laws; provided, however, that Tenant shall have the right to use and store on the Premises without Landlord’s prior written consent, and in compliance with all applicable Environmental Laws, commercially reasonable amounts of copier toner, cleaning fluids, and other products that are typically used in connection with an office use and that may contain Hazardous Materials. Tenant shall, at all times, provide any required warnings or disclosure, and shall use, keep, store, and handle all such Hazardous Materials in or about Lot 1 or the Project in compliance with all applicable Environmental Laws. Tenant shall not treat or dispose of Hazardous Materials at Lot 1 or the Project. Tenant shall properly dispose of Hazardous Materials at an off-site facility in accordance with Environmental Laws, and shall properly remove from the Premises or the Project, as applicable, all Hazardous Materials used or brought onto Lot 1 or the Project during the Lease Term from the Premises, Lot 1 or the Project prior to the expiration or earlier termination of the Lease.

(c) Environmental Indemnity

Tenant agrees to indemnify and hold Landlord harmless from any liabilities, losses, claims, damages, penalties, fines, attorney fees, expert fees, court costs, remediation costs, investigation costs, or other expenses resulting from or arising out of a breach of this Section 17.21 or the use, storage, treatment, transportation, release, presence, generation, or disposal of Hazardous Materials on, from or about Lot 1 or the Project, and/or subsurface or ground water, after the Delivery Date from an act or omission of Tenant (or any assignee or sublessee of Tenant), its agents, employees, invitees, vendors or contractors. Notwithstanding the foregoing or anything to the contrary contained in this Lease, under no circumstance shall Tenant be liable for any losses, costs, claims, liabilities or damages (including attorneys’ and consultants’ fees) of any type or nature, directly or indirectly arising out of or in connection with any Hazardous Materials present at any time on or about the Premises or Project or the violation of any Environmental Laws, except to the extent that any of the foregoing actually results from the release or disposal or exacerbation of Hazardous Materials by Tenant or any Tenant Parties.

(d) Tenant’s Obligation to Promptly Remediate

If the presence of Hazardous Materials on the Premises after the Delivery Date is a result of an act or omission of Tenant (or Tenant’s successors), its agents, employees, invitees, vendors, contractors, guests, or visitors and such Hazardous Materials contaminate Lot 1 or the Project or any water or soil beneath Lot 1 or the Project, Tenant shall promptly take all action necessary or appropriate to investigate and remedy that contamination, at its sole cost and expense, provided that Landlord’s consent to such action shall first be obtained, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Notification

Landlord and Tenant each agree to promptly notify the other of (i) any release of Hazardous Materials in, on or about the Premises or the Building, and (ii) any communication received from any governmental entity concerning Hazardous Materials or the violation of Environmental Laws that relate to Lot 1 or the Project. Landlord represents and warrants that, to the best of its knowledge, the Premises, Building and Project do not, as of the date of this Lease, contain any Hazardous Materials in violation of Environmental Laws.

Section 17.22	Modifications Required by Landlord’s Lender.

If any current or prospective lender or ground landlord for the Building or Lot 1 or the Project requests a modification of this Lease that will not increase Tenant’s cost or expense, modify the Lease Term, or materially and adversely change Tenant’s rights and obligations hereunder, then this Lease shall be so modified and Tenant shall execute whatever documents are required by such lender or ground landlord and deliver the same to Landlord within fifteen (15) days after the request.

Section 17.23	Brokers

Landlord and Tenant represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except for the Broker defined in the Basic Terms, and that they know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Lease. Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorneys’ fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent. Landlord shall pay a commission to the Broker pursuant to the terms of a separate written agreement.

Section 17.24	Survival

All covenants and obligations arising out of this Lease shall survive the expiration or earlier termination of this Lease and shall remain outstanding until satisfied in full.

Section 17.25	Right of First Offer

(a) Grant

Subject to the terms of this Section 17.26, Landlord grants to Tenant during the Right of First Offer Term a continuous right of first offer (“Right of First Offer”) to lease any entire floor space which is available for lease in the Building (“Available Space”); provided, however, that in order to exercise Tenant’s Right of First Offer hereunder, Tenant must exercise such right for at least one (1) entire floor of available space in the Building. For the purposes of this Section 17.25, such space shall not be deemed available for lease, and this Right of First Offer shall not apply, if the space in question is already leased to a tenant thereof who leases or re-leases such space pursuant to any then-existing or future right to extend the term of its lease or expand the size of its premises agreed upon by Landlord and such tenant.

(b) Term

The term of the Right of First Offer (“Right of First Offer Term”) shall commence on the Commencement Date of this Lease and shall terminate on the Expiration Date or the expiration of the Extended Term.

(c) Covenants of Landlord

Subject to the conditions precedent established by subsection (f) below, if at any time during the Right of First Offer Term Landlord decides to offer any Available Space for lease, Landlord shall first provide Tenant with a written notice (“Offer Notice”) detailing (i) the rent at which said Available Space is being offered to the third party, (ii) the rentable square footage and location thereof, (iii) the date the Available Space will become available and (iv) all other terms upon which Landlord proposes to lease the Available Space to Tenant.

(d) Exercise of Tenant’s Right of First Offer

Subject to the conditions precedent established by subsection (f) below, Tenant may exercise Tenant’s Right of First Offer to lease all (but not less than all) of the Available Space described in the Offer Notice by providing Landlord with written notice (“Acceptance Notice”) thereof within five (5) business days of Landlord’s delivery to Tenant of the Offer Notice. If Tenant does not exercise its Right of First Offer within said five (5) business day period, Landlord shall be relieved of Landlord’s obligation to lease the Available Space mentioned in the Offer Notice to Tenant and the provisions of this Section 17.26 shall not again apply to such space unless Landlord offers to lease such space at a rental rate that is less than ninety percent (90%) of the effective rental rate stated in the Offer Notice to Tenant (taking into account differences in lease term, free rent, tenant improvement allowances and other economic terms), in which event, Landlord shall re-offer such space to Tenant and the terms of this Section 17.25 shall again be applicable to such space.

(e) Conditions to Right of First Offer

Notwithstanding anything to the contrary in this Section 17.26, Landlord shall have no obligation to provide Tenant with an Offer Notice, and Tenant shall have no right to exercise Tenant’s Right of First Offer, if: (i) Tenant has received an uncured written notice from Landlord of a monetary or material non-monetary default by Tenant hereunder, either: (a) at the time Landlord seeks to lease the Available Space in question, or at the time Tenant seeks to give Landlord an Acceptance Notice, whichever, is relevant; provided, however, that if Tenant cures such a default and Landlord is then still offering the Available Space for lease, Landlord shall deliver an Offer Notice to Tenant, and Tenant may deliver an Acceptance Notice to Landlord pursuant to the terms of this Section 17.26 once such cure is complete, or (b) upon the date Tenant seeks to take possession of the Available Space referenced in the Offer Notice, (ii) Tenant has assigned this Lease or sublet more than twenty-five percent (25%) of the rentable space located in the Premises to a party other than an Affiliate, (iii) Tenant then occupies less than seventy-five percent (75%) of the Premises or (iv) Tenant has received more than three (3) notices of default from Landlord during the Term of this Lease. Tenant’s Right of First Offer shall be personal to Tenant and Tenant’s Affiliate and shall not be transferable with any assignment of this Lease or subletting of the Premises.

(f) Terms for Right of First Offer

In the event that Tenant exercises Tenant’s Right of First Offer, Tenant’s occupancy of the Available Space taken shall be on all of the same terms and conditions described in the Offer Notice. In such event, Tenant’s Share due hereunder, the number of parking spaces available to Tenant and the amount of the Letter of Credit Security shall also be adjusted accordingly to add additional parking spaces pursuant to the formula for “Parking Spaces” described in the Summary of Basic Lease Information and for a supplemental Letter of Credit Security based on the same formula used for the existing Letter of Credit Security based on the Rent due for the Available Space.

(g) Amendment to Lease

Landlord and Tenant hereby agree to execute an amendment to this Lease (“Lease Amendment”) prior to Tenant’s occupancy of the Available Space in question. The Lease Amendment shall be limited to the Rent, date of occupancy, increase in Tenant’s Share and square footage of the Available Space taken in connection with Tenant’s exercise of Tenant’s Right of First Offer and any other security deposit, parking or operational issues associated with Tenant’s expansion of the Premises to include the Available Space. If Tenant does not execute such a Lease Amendment within fifteen (15) business days after the date on which it provides Landlord with the Acceptance Notice, then, at Landlord’s option, Tenant’s rights hereunder shall be void and terminated, but, otherwise, a valid exercise of Tenant’s Right of First Offer shall be fully effective, whether or not such amendment is executed.

Section 17.26	List of Exhibits

EXHIBIT A:	Real Property Legal Description, Project Site Plan and Premises Floor Plan

EXHIBIT B:	Memorandum of Commencement of Lease Term and Schedule of Base Rent

EXHIBIT C	Work Letter Agreement for Tenant Improvements and Interior Specification Standards

EXHIBIT D	(intentionally deleted)

EXHIBIT E	Signage Exhibit

EXHIBIT F	SNDA

EXHIBIT G:	Estoppel Certificate

EXHIBIT H:	Rules and Regulations

LANDLORD AND TENANT EACH HAS CAREFULLY READ AND HAS REVIEWED THIS LEASE AND BEEN ADVISED BY LEGAL COUNSEL OF ITS OWN CHOOSING AS TO EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOWS ITS INFORMED AND VOLUNTARY CONSENT THERETO. EACH PARTY HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS AND CONDITIONS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.

Executed at Sunnyvale, California, as of the reference date.

(Signatures continued on next page)

LANDLORD: MT SPE, LLC, a Delaware limited liability company	ADDRESS:
c/o Jay Paul Company
By: Moffett Towers, LLC, a Delaware limited liability company	350 California Street, Suite 1905 San Francisco, CA 94104-1432
Its: Sole Member

By: Moffett Towers Management Inc., a Delaware corporation
Its: Managing Member

By: /s/ Jay Paul Jay Paul, President

TENANT:	ADDRESS:

FINANCIAL ENGINES, INC., a Delaware corporation	Financial Engines, Inc. 1804 Embarcadero Road
Palo Alto, CA 94303
By: /s/ Raymond J. Sims	Attn: Chief Financial Officer
Name: Raymond J. Sims	(Before Commencement Date)
(Type or Print Name)

Title: Exec. Vice President & Chief Financial Officer	1050 Enterprise Way Suite 300 Sunnyvale, California 94089 (After Commencement Date)